MEMBERSHIP INTEREST PURCHASE AGREEMENT
BETWEEN
NORTHSTAR HEALTHCARE SURGERY CENTER – HOUSTON, LLC,
NOBILIS HEALTH CORP.,
AND
THE MEMBERS OF
ELITE SINUS SPINE AND ORTHO LLC
November 15, 2017

TABLE OF CONTENTS

ARTICLE I PURCHASE, SALE, AND TRANSFER	1
1.1	Purchase, Sale, and Transfer of the Transferred Interests
1.2	Purchase Price
1.3	Working Capital Adjustment.
ARTICLE II CLOSING	5
2.1	Closing
2.2	Closing Deliverables.
2.3	Section 754 Election
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS	8
3.1	Authority
3.2	Binding Effect
3.3	Title to Membership Interests
3.4	No Violations
3.5	Taxes
3.6	No Brokers
3.7	Ownership of Elite
3.8	Government Imposed Compliance Obligations
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	9
4.1	No Violations
4.2	Organization and Ownership of the Company.
4.3	Real Property
4.4	Assets of the Company.
4.5	Contracts.
4.6	Related Party Transactions
4.7	Compliance with Law.
4.8	Government Imposed Compliance Obligations
4.9	Litigation, Court Orders, and Decrees
4.1	Taxes
4.11	Employees and Independent Contractors.
4.12	Employee Benefit Plans
4.13	Environmental Conditions; Medical Waste.
4.14	Insurance Coverage
4.15	Financial Statements
4.16	Certain Post-Balance Sheet Results
4.17	Receivables

4.18	Trademarks
4.19	Compounding Pharmacies
4.2	Unclaimed Property
4.21	Bank Accounts
4.22	No Other Representations or Warranties
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER	17
5.1	Organization, Corporate Power and Qualification
5.2	Corporate Authority
5.3	Binding Effect
5.4	No Violations
5.5	No Brokers
5.6	Investment Representations
5.7	Compliance with Law.
5.8	Independent Evaluation
5.9	No Other Representations or Warranties
ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES	19
6.1	Covenant Not to Compete.
6.2	Waiver pursuant to Company Agreement
6.3	Cooperation Regarding Commenced Proceedings
6.4	Purchase, Sale, and Transfer of the Remaining Elite Units
6.5	Acknowledgement of Declared Distribution
ARTICLE VII	22
7.1	Representations and Warranties
7.2	Approvals
7.3	Action/Proceeding
7.4	Closing Deliverables
ARTICLE VIII	23
8.1	Representations and Warranties
8.2	Action/Proceeding
8.3	Purchase Price
8.4	Closing Deliverables
8.5	Purchase Price/Closing Documents
ARTICLE IX	23
9.1	Termination
9.2	Effect of Termination
ARTICLE X INDEMNIFICATION AND LIMITATION OF LIABILITY	24
10.1	Indemnification by the Sellers; Limitation of Liability
10.2	Indemnification by Buyer
10.3	Certification of Losses.
10.4	Third Party Claims.

10.5	Limitation of Damages.
10.6	Survival of Representations and Warranties
10.7	Offset Against Future Distributions
10.8	Recoupment from the Holdback Amount and the Escrow Fund; Exclusive Remedy.
ARTICLE XI MISCELLANEOUS	30
11.1	Expenses
11.2	Waiver
11.3	Assignment
11.4	Binding on Successors and Assigns
11.5	Notices.
11.6	Parties in Interest; Third Party Beneficiaries
11.7	Drafting Party
11.8	Counterparts
11.9	Entire Agreement
11.1	Further Assurances
11.11	Amendment
11.12	Applicable Law
11.13	Jurisdiction; Venue
11.14	Tax Matters.
11.15	Interpretation; Certain Definitions.
11.16	Parent Guaranty.
11.17	Physicians’ Representatives.
11.18	Announcements

INDEX TO EXHIBITS AND SCHEDULES
Exhibits
Exhibit A    Sellers
Exhibit B    Competing Interest Carve-Outs
Exhibit C    Allocation
Exhibit D    Form of Transferred Interest Assignment
Exhibit E    Form of Amended and Restated Company Agreement
Exhibit F    Form of Escrow Agreement
Exhibit G    Form of Joinder
Exhibit H    Form of Management Services Agreement
Exhibit I    Form of Management Services Subcontract Agreement
Exhibit J    Form of Facility Services Agreement

Schedules

1.3(a)	Working Capital Adjustment
2.2(a)(x)-1	Paid Debt Obligations
2.2(a)(x)-2	Continuing Debt Obligations
3.3(a)	Pro Rata Percentages
3.3(b)	Extended Seller Parties
3.4	No Violations (Sellers)
3.6 3.7	Brokers Ownership of Elite
4.1	No Violations (Company)
4.2(d)	Company Agreement of the Company
4.3	Real Property
4.4(a)	Assets of Company
4.4(b)	Condition of the Company’s Assets
4.5(a) 4.5(b)	Contracts Consents
4.6	Related Party Transactions
4.7(b)	Permits
4.9	Litigation
4.11(a)	Personnel
4.11(d)	COBRA Obligations
4.14	Insurance
4.15	Financial Statements
4.16	Certain Post-Balance Sheet Results
4.17	Receivables
4.18	Marks
4.19	Compounding Pharmacies
4.21	Bank Accounts
5.4	No Violations (Buyer)
10.4(f)	Commenced Proceedings

GLOSSARY OF DEFINED TERMS

Defined Term	Section
Affiliate	11.15(b)(i)
Agreement	Introduction
Allocation	11.14(h)
Amended and Restated Company Agreement	2.2(a)(ii)
Balance Sheet Date	4.15(a)
Broker	2.2(b)(i)(C)
Business Day	11.15(a)
Buyer	Introduction
Claim	10.3(a)
Claim Notice	10.3(a)
Closing	2.1
Closing Date	2.1
Closing Date Company Debt	2.2(a)(x)
Closing Date Working Capital	1.3(a)
Code	4.10
Collateral Sources	10.5(f)
Commenced Proceedings	10.4(f)
Common Stock	6.4(g)(i)
Common Stock Share Price	6.4(g)(ii)
Company	Recitals
Company Agreement	4.2(d)
Competing Business	6.1(a)
Contracts	4.5(a)
Counter Notice	10.3(b)
CPOM	10.3(b)
Cross Receipt	2.2(a)(iii)
Determining Party	10.3(a)
Disputed Items	1.3(c)
EHM	Recitals
EHM MIPA	Recitals
Elite	1.2(b)
Employee Benefit Plan	4.12
Enforcement Costs	10.5(c)
Environmental Laws	4.13(f)(i)
ERISA	4.12
Escrow Agent	1.2(c)(i)
Escrow Agreement	1.2(c)(i)
Escrow Amount	1.2(c)(i)

Escrow Fund	1.2(c)(i)
Extended Seller Party	6.1(e)
Final Allocation Schedule	11.14(h)
Final Closing Date Working Capital	1.3(c)
Financial Statements	4.15
Fraud	11.15(b)(ii)
Fundamental Representations	10.6
GAAP	4.15
General Enforceability Exceptions	3.2
Hazardous Substances	4.13(f)(ii)
Holdback Amount	1.2(b)(i)
HOPD	Recitals
Indemnifying Party	10.3(a)
Indemnity Cap	10.5(b)
Independent Accounting Firm	1.3(c)
Landlord	4.3
Lease	4.3
Loss or Losses	10.1(a)
Management Companies	Recitals
Management Company MIPA	Recitals
Marks	4.18
Medical Waste	4.13(f)(iii)
Medical Waste Law	4.13(f)(iv)
Metro	Recitals
Metro MIPA	Recitals
Negotiation Period	10.3(d)
OakBend	Recitals
Objection Notice	1.3(b)
Parent	Introduction
Party or Parties	Introduction
Payment Obligations	11.16(a)
Permits	4.7(b)
Permitted Liens	11.15(b)(iii)
Per Unit Purchase Price	6.4(d)
Person	11.15(b)(iv)
Physician Pro Rata Percentage	11.17(a)(iv)
Physician Sellers	11.17(a)
Physicians’ Representatives	11.17(a)
Pre-Closing Distribution	6.6
Pre-Closing Tax Liabilities	11.14(a)
Pre-Closing Tax Period	11.14(a)
Presentation Period	1.3(c)
Pro Rata Percentage	3.3(a)

Proceedings	4.9
Purchase Price	1.2(a)
Qualified Financing Transaction	6.4(e)
Qualifying Common Stock	6.4(g)(iii)
Real Property	4.3
Recipient Party	10.4(a)
Receivables	4.17
Remaining Elite Units	6.4(a)
Remaining Elite Units Closing	6.4(b)
Remaining Elite Units Closing Date	6.4(a)
Remaining Elite Units Purchase Price	6.4(a)
Remaining RVOK Units	6.5(c)
Remaining RVOK Units Closing	6.5(b)
Remaining RVOK Units Closing Date	6.5(a)
Remaining RVOK Units Purchase Price	6.5(c)
Restricted Area	6.1(a)
Restricted Period	6.1(a)
RVOK	6.5(a)
Section 754 Election	2.3
Securities Act	5.6
Seller or Sellers	Introduction
Signing Date	Introduction
Straddle Period	11.14(a)
Sublease	4.3
Submission Period	1.3(c)
Target Working Capital	1.3(d)
Tax or Taxes	4.10
Tax Authority	11.14(a)
Tax Contest	11.14(f)
Tax Return	2.3
Termination Date	9.1
Threshold Amount	10.5(a)
Third Party Claim	10.4(a)
Trading Day	6.4(f)(iii)
Transferred Interest Assignments	2.2(a)(i)
Transferred Interests	1.1
Travis	Recitals
Travis MIPA	Recitals
Unresolved Claim	1.2(b)(ii)
Unresolved Claim Excess Amount	1.2(c)(ii)
Working Capital	1.3(a)
Working Capital Basket	1.3(f)
Working Capital Determination Date	1.3(c)(iv)

Working Capital Statement	1.3(a)

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”) is made and entered into as of November 15, 2017 (the “Signing Date”), by and among Northstar Healthcare Surgery Center – Houston, LLC, a Texas limited liability company (“Buyer”), Nobilis Health Corp., a British Columbia corporation (“Parent”), solely for purposes of Section 11.16, those Persons identified as “Sellers” on Exhibit A (each individually, a “Seller” and collectively, the “Sellers”), and the Physicians’ Representatives. Buyer, Parent, the Sellers, and the Physicians’ Representatives are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Cross-references indicating the location of definitions of capitalized terms are found in the Glossary of Terms above.
RECITALS
WHEREAS, the Sellers collectively own all the limited liability company membership interests in Elite Sinus Spine and Ortho LLC, a Texas limited liability company (the “Company”), which is engaged in providing hospital management services for the hospital department of OakBend Medical Center (“OakBend”) located at 4120 Southwest Freeway, Houston, Texas 77027, Suite 100 (the “HOPD”);
WHEREAS, on the Closing Date, the Sellers desire to transfer and sell to Buyer, and Buyer desires to purchase from the Sellers, an aggregate 50.1% membership interest in the Company, upon and subject to the terms and conditions of this Agreement; and
WHEREAS, the Parties are entering into this Agreement in connection those certain Membership Interest Purchase Agreements, each dated as of the Signing Date, which contemplate the closing of certain other transactions on the Closing Date, by and among (i) Buyer, Parent, the “Physicians’ Representatives” identified therein, and the other Persons identified as “Sellers” therein with respect to membership interests in Elite Hospital Management LLC, a Texas limited liability company (“EHM”) (the “EHM MIPA”), (ii) Buyer, Parent, the “Physicians’ Representatives” identified therein, and the other Persons identified as “Sellers” therein with respect to membership interests in Houston Metro Ortho and Spine Surgery Center LLC, a Texas limited liability company (“Metro”) (the “Metro MIPA”), and (iii) Buyer, Parent, the “Physicians’ Representatives” identified therein, and the other Persons identified as “Sellers” therein with respect to membership interests in Elite Center for Minimally Invasive Surgery LLC, a Texas limited liability company (“Travis,” and together with the Company, EHM, and Metro, the “Management Companies”) (the “Travis MIPA,” and together with this Agreement, the EHM MIPA, and the Metro MIPA, the “Management Company MIPAs”).
NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE I
PURCHASE, SALE, AND TRANSFER
1.1    Purchase, Sale, and Transfer of the Transferred Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall transfer, sell, convey, and deliver to Buyer, free and clear of all liens, pledges, security interests, rights of first refusal, options, restrictions, encumbrances, and liabilities of any kind whatsoever (other than Permitted Liens), the Units (as defined in the Company Agreement) of each respective Seller set forth opposite such Seller’s name under the column titled “Transferred Interests” on Exhibit A, including all governance and financial rights associated with such Units (collectively, the “Transferred Interests”), which Transferred Interests collectively represent 50.1% of the profits, losses, and voting rights of the Company (except as otherwise provided in the Company Agreement), and Buyer shall, at the Closing, purchase and accept such Transferred Interests.
1.2    Purchase Price.
(a)    Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall pay to the Sellers, in full consideration for the Transferred Interests, an aggregate amount, in cash, equal to $12,343,196.25 (the “Purchase Price”), subject to adjustment as set forth in Section 1.3.
(b)    Holdback.
(i)    On the Closing Date, Buyer shall retain a portion of the Purchase Price equal to $513,273.30 (the “Holdback Amount”), to be held by Buyer in escrow to satisfy, at least in part, any amounts payable to Buyer pursuant to Section 1.3(e) or Section 10.1. Buyer shall hold the Holdback Amount in accordance with the terms of this Section 1.2(b). If Sellers become obligated (whether through mutual agreement with Buyer or otherwise finally determined in accordance with the terms of this Agreement) to provide an adjustment payment, indemnification, or another payment pursuant to, or in accordance with, the terms of this Agreement, Buyer, Elite Ambulatory Surgery Centers, LLC, a Texas limited liability company (“Elite”), and the Physicians’ Representatives shall execute a joint written acknowledgement, pursuant to which Buyer, Elite, and the Physicians’ Representatives confirm the amount in question and Buyer’s disbursement of the appropriate amounts from the Holdback Amount in accordance with the terms of this Agreement.
(ii)    On the date that is one year after the Closing Date, Buyer, Elite, and the Physicians’ Representatives shall execute a joint written acknowledgement, pursuant to which Buyer, Elite, and the Physicians’ Representatives (A) confirm the balance of the Holdback Amount, (B) the aggregate amount of all Losses specified in any then-unresolved good faith claims for indemnification made by Buyer prior to such date in accordance with this Agreement (each, an “Unresolved Claim”), and (C) instruct Buyer to disburse as directed by Elite and the Physicians’ Representatives (for pro rata distribution to the Sellers in accordance with the Sellers’ Pro Rata Percentages) the balance of the Holdback Amount less the aggregate amount of all Unresolved Claims, which Unresolved Claims amount shall remain with the Buyer to be held in escrow pending resolution of such Unresolved Claims. If at any time any such Unresolved Claim shall be resolved, either by mutual agreement of Buyer, Elite, and the Physicians’ Representatives or pursuant to a final, non-appealable order of a court of competent jurisdiction, Buyer, Elite, and the Physicians’ Representatives shall execute a joint written acknowledgement, pursuant to which Buyer, Elite, and the Physicians’ Representatives (1) confirm the amount being held in respect of such Unresolved Claim and (2) instruct Buyer to disburse the funds being held in respect of such Unresolved Claim in accordance with such agreement or court order (as applicable).

(c)    Escrow.
(i)    At the Closing, Buyer shall pay to Compass Bank (the “Escrow Agent”), by wire transfer of immediately available funds $103,886.51 (the “Escrow Amount”) to be held and distributed pursuant to the terms of that certain Escrow Agreement, dated as of the Closing Date and in the form attached as Exhibit F, by and among Buyer, Elite, the Physicians’ Representatives, and the Escrow Agent (the “Escrow Agreement”). The amount held from time-to-time by the Escrow Agent pursuant to the Escrow Agreement is referred to in this Agreement as the “Escrow Fund.”
(ii)    On the date that is one year after the Closing Date, Buyer, Elite, and the Physicians’ Representatives shall jointly instruct the Escrow Agent to disburse as directed by Elite and the Physicians’ Representatives (for pro rata distribution to the Sellers in accordance with the Sellers’ Pro Rata Percentages) the balance of the Escrow Fund then-remaining on deposit with the Escrow Agent less the Unresolved Claim Excess Amount, which Unresolved Claim Excess Amount shall remain on deposit with the Escrow Agent in accordance with the Escrow Agreement. If at any time any Unresolved Claim shall be resolved, either by mutual agreement of Buyer, Elite, and the Physicians’ Representatives or pursuant to a final, non-appealable order of a court of competent jurisdiction, Buyer, Elite, and the Physicians’ Representatives shall jointly instruct the Escrow Agent to disburse the funds being held in respect of such Unresolved Claim in accordance with such agreement or court order (as applicable). For purposes of this Section 1.2(c)(ii), “Unresolved Claim Excess Amount” means the amount (if any) by which the aggregate amount of all Losses specified in any Unresolved Claim exceeds the balance of the Holdback Amount.
1.3    Working Capital Adjustment.
(a)    Promptly following Closing, Elite shall grant Buyer reasonable access to all books, records, and documents of Elite solely related to the Company’s operations prior to the Closing Date that Buyer may reasonably require in order to provide the Working Capital Statement under this Section 1.3(a) and to independently confirm the Closing Date Working Capital (including a reconciliation of the Company’s general ledger and bank statements and any other information and documents reasonably necessary for Buyer to calculate the Closing Date Working Capital). Buyer shall, within 90 days following Closing, prepare and deliver to the Elite and the Physicians’ Representatives a proposed final calculation (the “Working Capital Statement”) of the Working Capital of the Company as of the Closing Date (the “Closing Date Working Capital”). For purposes of this Agreement, “Working Capital” means an amount equal to (x) the sum of the current assets of the Company (excluding cash but including net accounts receivable and prepaid expenses) minus (y) the sum of the current liabilities of the Company (including accrued employee benefits (e.g., paid time off and related Taxes), accounts payable, and accrued expenses), in each case calculated in the manner and on the basis consistent with the calculation of working capital in Schedule 1.3(a). FOR THE SAKE OF CLARIFICATION, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE COMPANY’S INVENTORIES, SUPPLIES, CURRENT PORTION OF LONG-TERM DEBT AND CURRENT PORTION OF CAPITAL LEASES SHALL NOT BE INCLUDED IN THE CALCULATION OF WORKING CAPITAL.
(b)    Upon request, Buyer shall promptly provide Elite and the Physicians’ Representatives with, and grant Elite and the Physicians’ Representatives reasonable access to, all books, records, and documents of the Company and Buyer that Elite and the Physicians’ Representatives may reasonably require in order to independently confirm the Closing Date Working Capital. If either Elite or the Physicians’ Representatives disagree with Buyer’s calculation of the Closing Date Working Capital, Elite or the Physicians’ Representatives shall, within 60 days after receipt of the Working Capital Statement, deliver a written notice (an “Objection Notice”) to Buyer setting forth Elite’s and the Physicians’

Representatives’ objections, in reasonable detail, to the Closing Date Working Capital. If an Objection Notice is not delivered within such time period, then the Closing Date Working Capital set forth in the Working Capital Statement delivered by Buyer shall be conclusive and binding upon the Parties.
(c)    If an Objection Notice is delivered within such 60-day period, Buyer, on the one hand, and Elite and the Physicians’ Representatives, on the other hand, shall, during the 30 days immediately following the receipt by Buyer of such Objection Notice, use reasonable efforts to reach agreement on all disputed items or amounts in order to determine the Closing Date Working Capital.
(i)    If Buyer, Elite, and the Physicians’ Representatives do not obtain a final resolution within such 30-day period (or such longer period as Buyer, Elite, and the Physicians’ Representatives may mutually agree), Buyer, Elite, and the Physicians’ Representatives shall jointly retain an independent certified public accounting firm (which is not then-serving, nor has at any time within the prior 24-month period served, as an accountant, consultant, or advisor to the Company, Buyer, or any Seller (or any of Buyer’s or any Seller’s respective Affiliates)) mutually acceptable to Buyer, Elite, and the Physicians’ Representatives (the “Independent Accounting Firm”) to resolve any remaining disagreements (the “Disputed Items”). Buyer, Elite, and the Physicians’ Representatives shall direct the Independent Accounting Firm to render a determination as promptly as possible but in no event later than 60 days following retention of the Independent Accounting Firm, and the Parties and the Parties’ respective employees shall cooperate with the Independent Accounting Firm during the Independent Accounting Firm’s engagement.
(ii)    Within 30 days immediately following the retention of the Independent Accounting Firm (the “Submission Period”), each of Elite, the Physicians’ Representatives, and Buyer shall submit to the Independent Accounting Firm Elite’s and the Physicians’ Representatives’, on one hand, and Buyer’s, on the other hand, respective positions with regard to the Disputed Items. During the 30-day period immediately following the Submission Period (the “Presentation Period”), Elite and the Physicians’ Representatives, on one hand, and Buyer, on the other hand, shall each be afforded an opportunity to present to the Independent Accounting Firm any materials relating to the determination of the Disputed Items and to discuss such matters with the Independent Accounting Firm. During the Submission Period and the Presentation Period, each of Elite and the Physicians’ Representatives, on one hand, and Buyer, on the other hand, shall promptly provide each other and the Independent Accounting Firm with, and grant the Independent Accounting Firm and each other prompt access to, all personnel, books, records, and documents of the Company, Elite, or the Buyer that the Independent Accounting Firm may request to resolve the Disputed Items or as reasonably necessary to evidence or support Elite’s and the Physicians’ Representatives’, on one hand, and Buyer’s, on the other hand (as applicable) position regarding the Disputed Items, respectively.
(iii)    In resolving any Disputed Item, the Independent Accounting Firm may not assign a value to any Disputed Item greater than the maximum value for such Disputed Item claimed by either Elite and the Physicians’ Representatives, on one hand, or Buyer, on the other hand, or less than the minimum value of such Disputed Item claimed by either Elite and the Physicians’ Representatives, on one hand, or Buyer, on the other hand. The determination of the Independent Accounting Firm shall be conclusive and binding upon the Parties.
(iv)    The Closing Date Working Capital, as deemed conclusive and binding pursuant to Section 1.3(b) or this Section 1.3(c) (in either case, the “Final Closing Date Working Capital”), shall be final and binding on the Parties, and the date on which such final determination occurs is referred to in this Agreement as the “Working Capital Determination Date.” The fees, costs, and expenses of the Independent Accounting Firm engaged pursuant to this Section 1.3(c) shall be borne by (1) Buyer in the proportion that the aggregate dollar amount of the Disputed Items resolved in favor of Elite and the Physicians’

Representatives (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of all such Disputed Items so-submitted and (2) the Sellers in the proportion that the aggregate dollar amount of the Disputed Items resolved in favor of Buyer (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of all such Disputed Items so-submitted.
(d)    If the Final Closing Date Working Capital is greater $941,666 (the “Target Working Capital”), then, within 10 days following the Working Capital Determination Date, Buyer shall pay (not from the Holdback Amount but as a separate payment) as directed by Elite and the Physicians’ Representatives (for pro rata distribution to the Sellers in accordance with the Sellers’ Pro Rata Percentages) an amount equal to 50.1% of the amount by which the Final Closing Date Working Capital exceeds the Target Working Capital by wire transfer of immediately available funds to an account or accounts designated in writing by Elite and the Physicians’ Representatives.
(e)    If the Final Closing Date Working Capital is less than the Target Working Capital, the Sellers shall be jointly and severally liable for an amount equal to 50.1% of the amount by which the Target Working Capital exceeds the Final Closing Date Working Capital, and such amount shall be deducted from the Holdback Amount. For the avoidance of doubt, the Holdback Amount shall be the sole source of payment for any such difference.
(f)    Notwithstanding anything to the contrary in Section 1.3(d) or Section 1.3(e), neither Buyer nor the Sellers shall have any obligation to pay any amounts to any other Party pursuant to Section 1.3(d) or Section 1.3(e) if the amount otherwise payable by either Buyer or the Sellers pursuant to Section 1.3(d) or Section 1.3(e) does not exceed $90,000.00 (the “Working Capital Basket”); provided, however, that, for the purposes of clarity, if the amount otherwise payable by either Buyer or the Sellers pursuant to Section 1.3(d) or Section 1.3(e) does exceed the Working Capital Basket, Buyer or the Sellers (as applicable) shall be obligated to pay the other Party or Parties (as applicable) the entire amount otherwise payable pursuant thereto, including the full amount of the Working Capital Basket.
(g)    For the purposes of this Agreement, the Purchase Price as set forth in Section 1.2(a) shall be (i) increased by the amount, if any, payable by Buyer to Sellers pursuant to Section 1.3(d) and (ii) decreased by the amount, if any, payable by the Sellers to Buyer pursuant to Section 1.3(e).
ARTICLE II
CLOSING
2.1    Closing. Subject to the satisfaction or waiver by the appropriate Party of all of the conditions precedent to closing specified in ARTICLE VII and ARTICLE VIII of this Agreement, the consummation of the transactions contemplated by, and described in, this Agreement (the “Closing”) shall take place at such location as may be mutually agreed-to by the Parties (or remotely via signed counterparts) at 10:00 a.m. on November 15, 2017, or at such later date or by such other means as the Parties may mutually designate in writing (the “Closing Date”). The Closing shall be effective as of 11:59:59 p.m., on the Closing Date or such other time as the Parties may mutually designate in writing, and the Parties agree to acknowledge and use such effective time for all purposes, including for accounting and Tax reporting purposes.
2.2    Closing Deliverables.
(a)    Sellers. At the Closing, each Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)    Assignment and Assumption Agreements, dated as of the Closing Date and in the form attached as Exhibit D, duly executed by each Seller (the “Transferred Interest Assignments”);
(ii)    The Amended and Restated Company Agreement of the Company, dated as of the Closing Date in the form attached as Exhibit E (the “Amended and Restated Company Agreement”), duly executed by each Seller (other than Elite);
(iii)    A Cross Receipt, in form and substance mutually satisfactory to the Parties, dated as of the Closing Date (the “Cross Receipt”), duly executed by Elite and the Physicians’ Representatives;
(iv)    The Escrow Agreement, duly executed by Elite and the Physicians’ Representatives;
(v)    Copies of resolutions duly adopted by the board of managers of the Company prior to the Signing Date, authorizing and approving the sale of the Transferred Interests and waiving any rights or requirements with respect to the transfer of Units under this Agreement, certified as true and in full force as of the Closing Date by an officer of the Company;
(vi)    Copies of resolutions duly adopted by the board of managers of Elite prior to the Signing Date, authorizing and approving the sale of Elite’s Units, certified as true and in full force as of the Closing Date by an officer of Elite;
(vii)    Certificates of existence and good standing of the Company from the state of Texas, dated the most recent practicable date prior to the Closing;
(viii)    Resignations of each of the managers and officers of the Company, effective as of the Closing Date;
(ix)    Copies of a “tail” insurance policy purchased by the Company to insure the Company against professional and general liabilities relating to all periods prior to the Closing;
(x)    Payoff letters together with agreements to release all liens on the assets of the Company upon repayment of outstanding debt obligations, in respect of all debt obligations of the Company (including capital leases) outstanding as of the Closing Date, including the debt obligations set forth on Schedule 2.2(a)(x)-1 (the “Closing Date Company Debt”) but excluding the debt obligations set forth on Schedule 2.2(a)(x)-2;
(xi)    A joinder to be bound to Section 6.1 in the form attached as Exhibit G, duly executed by each Extended Seller Party that is not a Seller; and
(xii)    Such other instruments of title, certificates, consents, endorsements, assignments, assumptions, and other documents or instruments as may be reasonably requested by Buyer in order to carry out the transactions contemplated by this Agreement and to comply with the terms of this Agreement.
(b)    Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to the Sellers the following:
(i)    The Purchase Price, payable as follows:

(A)    An amount equal to the Escrow Amount shall be paid to the Escrow Agent in accordance with Section 1.2(c)(i) and the terms and conditions of the Escrow Agreement;
(B)    An amount equal to the Closing Date Company Debt shall be paid to the applicable payees consistent with Schedule 2.2(a)(x)-1;
(C)    An amount equal to $233,932.15 shall be paid to PC Advisors LLC, a Texas limited liability company doing business as Pinecrest Capital Partners (“Broker”), $131,277.49 of which shall be paid to Broker in cash pursuant to the wire instructions set forth in the Cross Receipt, and $102,654.66 of which shall be paid to Broker in the form of Parent’s issuance to Broker of 77,769 shares of Common Stock, no par value, of Parent; and
(D)    The balance of the Purchase Price (less the Holdback Amount) shall be delivered to Elite in immediately available cash funds by wire transfer to the account set forth in the Cross Receipt, for further distribution by Elite to the Sellers in accordance with the amounts set forth in the Cross Receipt;
(ii)    The Transferred Interest Assignments, duly executed by Buyer;
(iii)    The Amended and Restated Company Agreement, duly executed by Buyer;
(iv)    The Escrow Agreement, duly executed by Buyer;
(v)    The Management Services Agreement in the form attached as Exhibit H, dated as of the Closing Date, duly executed by the Company and Buyer;
(vi)    The Management Services Subcontract Agreement in the form attached as Exhibit I, dated as of the Closing Date, duly executed by Buyer and NHC Network, LLC, a Texas limited liability company;
(vii)    The Facility Services Agreement, in the form attached hereto as Exhibit J, dated as of the Closing Date, duly executed by the Company and Nobilis Health Marketing, LLC;
(viii)    Copies of resolutions duly adopted by the board of directors of Parent, the board of managers of Northstar Healthcare Acquisitions, L.L.C., a Delaware limited liability company, and the board of managers of Buyer, in each case prior to the Signing Date, authorizing and approving the transactions contemplated by this Agreement, certified as true and in full force as of the Closing Date by an officer of the Parent and the Buyer; and
(ix)    Such other certificates, consents, assumptions, and other documents or instruments as may be reasonably requested by the Sellers to carry out the terms of, and transactions contemplated by, this Agreement.
2.3    Section 754 Election. Buyer and the Sellers agree that, following the Closing, the Company shall make a timely election under Section 754 of the Code (“Section 754 Election”). Such election shall be made effective as of the taxable year of the Company in which the Closing Date occurs and shall be attached to the federal income Tax Return of the Company for the taxable year that includes or ends on the Closing Date. For purposes of this Agreement, “Tax Return” means all returns, declarations, reports, claims for refund, or information returns or statements, including any schedule or attachment thereto, and including any amendment thereof filed or to be filed with any Tax Authority. The Company shall prepare and deliver such documents and forms as are required by applicable law for an effective Section 754 Election, including the statement required by Treasury Regulations Section 1.743-1(k)(1) (regarding the effect of the adjustment of the basis of the Company’s assets).
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS
Each Seller, individually (and not on behalf of any other Seller) represents and warrants to Buyer, as of the Signing Date and the Closing Date (except to the extent any representation or warranty speaks as of an earlier date, in which case such representation or warranty is made as of such date), as follows (other than the representation and warranty made by Elite in Section 3.7, which representation and warranty is made solely by Elite and not the other Sellers):
3.1    Authority. Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. Seller has taken all action required by law and by the organizational documents of the Company, or otherwise, to authorize the transactions contemplated by this Agreement.
3.2    Binding Effect. This Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except as the same may be restricted, limited, or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally or by equitable principles and except as to the remedy of specific performance which may not be available under the laws of various jurisdictions (the “General Enforceability Exceptions”).
3.3    Title to Membership Interests.
(a)    Seller legally and beneficially owns the Units set forth opposite such Seller’s name under the column titled “Transferred Interests” on Exhibit A, including all governance and financial rights associated with such Units, free and clear of any and all liens, pledges, security interests, rights of first refusal, options, restrictions, encumbrances and liabilities of any kind whatsoever (other than Permitted Liens). Seller’s pro rata share of the Purchase Price is set forth opposite Seller’s name under the column titled “Pro Rata Percentage” on Schedule 3.3(a) (the “Pro Rata Percentage”).
(b)    There are no outstanding agreements (other than the Company Agreement) with respect to the ownership or voting of any of the Transferred Interests owned by Seller. Seller is not in default under or in violation of any provision of the Company Agreement or the Company’s certificate of formation. Seller is not a party to any voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any membership interests in the Company. Schedule 3.3(b) sets forth, with respect to each Seller, the Extended Seller Party for such Seller.
3.4    No Violations. Except as set forth in Schedule 3.4, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of, result in the breach of, or constitute a default under, any law or any order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal, (ii) constitute a violation of, or a default under, or a conflict with, any term or provision of the Company Agreement, (iii) constitute a violation of, or a default under, any contract, commitment, indenture, lease, instrument, or other agreement, or any other restriction of any kind to which Seller is a party or is bound, (iv) result in the creation of any encumbrance, claim, or obligation under any security agreement, indenture, mortgage, lien, or other agreement to which Seller is a party or by which the assets of Seller are bound, or (v) cause, or give any party grounds to cause (with or without notice, the passage of time or both), the maturity of any material liability or obligation of Seller to be accelerated or to increase any such liability or obligation, in any case.
3.5    Taxes. All Tax Returns of Seller have been timely filed, except for any such failure as would not reasonably be expected to have an adverse effect on Seller’s ownership in the Company or Seller’s ability to effect the transactions contemplated by this Agreement.
3.6    No Brokers. Except as set forth on Schedule 3.6, neither Seller nor any Person acting on Seller’s behalf has paid or become obligated to pay any fee or commission to any broker, finder, or intermediary for or on account of the transactions contemplated by this Agreement for which Buyer or the Company shall be responsible.
3.7    Ownership of Elite. Elite represents and warrants to Buyer that, except as set forth on Schedule 3.7, no physician, directly or indirectly, is a member of, holds any ownership interest in, or has a right to acquire any ownership interest in, Elite.
3.8    Government Imposed Compliance Obligations. Seller (i) has not been excluded from participation in any federal health care program (as defined in 42 U.S.C. Section 1320a-7b(f)), (ii) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (iii) has no reporting obligations pursuant to any settlement agreement entered into with any governmental authority, (iv) has not been the subject of any government payor program investigation conducted by any federal or state enforcement agency, (v) has not been a defendant in any qui tam/False Claims Act or similar litigation, or (vi) has not been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact, by or from any federal or state enforcement agency, which would reasonably be expected to have a material adverse effect on Seller’s ownership in the Company or Seller’s ability to effect the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Sellers, jointly and severally, represent and warrant to Buyer, as of the Signing Date and the Closing Date (except to the extent any representation or warranty speaks as of an earlier date, in which case such representation or warranty is made as of such date), as follows:
4.1    No Violations. Except as set forth in Schedule 4.1, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of, result in the breach of, or constitute a default under, any law or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, (ii) constitute a violation of or a default under any contract, commitment, indenture, lease, instrument, or other agreement, or any other restriction of any kind to which the Company is a party or is bound, which violation or breach would reasonably be expected to have a material adverse effect on the Company, (iii) result in the creation of any encumbrance, claim, or obligation under any security agreement, indenture, mortgage, lien, or other agreement to which the Company is a party or by which the assets of the Company are bound, or (iv) cause, or give any party grounds to cause (with or without notice, the passage of time or both) the maturity of any material liability or obligation of the Company to be accelerated or increase any such liability or obligation.
4.2    Organization and Ownership of the Company.

(a)    The Company is a limited liability company, duly organized, validly existing, and in good standing under the laws of the state of Texas. The Company has full limited liability company power and authority necessary to carry on the businesses in which the Company is engaged and in which the Company presently proposes to engage and to own and use the properties owned and used by the Company.
(b)    Exhibit A sets forth a list of all members of the Company and the Units held by each member are set forth opposite such member’s name under the column titled “Units Owned”, which represents all issued and outstanding membership interests in the Company. All issued and outstanding membership interests in the Company have been duly authorized and are validly issued, fully paid and non-assessable.
(c)    Other than this Agreement and the Company Agreement, there is no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrant, call, or agreement relating to the membership interests in the Company or other obligation or commitment of the Company to issue any membership interests.
(d)    A true and correct copy of the current Company Agreement of the Company, and all modifications, amendments, renewals, and extensions to the Company Agreement, are attached as Schedule 4.2(d) (the “Company Agreement”). The Company is not in default under, or in violation of, any provision of the Company Agreement or the Company’s certificate of formation.
(e)    The Company has no direct or indirect ownership interest in, by way of stock ownership or otherwise, any other Person.
4.3    Real Property. The Company does not own any real property. The premises leased to the Company (the “Real Property”) under the lease described in Schedule 4.3 (the “Lease”) constitute all real properties leased, used, or occupied by the Company. The Company has provided Buyer with true, complete, and accurate copies of the Lease, including any amendments or addenda to the Lease and any master lease to which the Lease is subject. The Company and, to the knowledge of the Sellers, the Landlord are in compliance in all material respects with the terms of the Lease. To the knowledge of the Sellers, (i) the Real Property is in compliance in all material respects with all applicable zoning requirements, codes, ordinances, and other laws, regulations, and requirements and (ii) the consummation of the transactions contemplated in this Agreement shall not result in a violation of any such law or regulation or the termination of any applicable variance from any such law or regulation now existing. To the knowledge of the Sellers, no portion of the Real Property is subject to any pending or threatened condemnation proceeding. To the knowledge of the Sellers, except as set forth on Schedule 4.3, the buildings, plants, and structures, including heating, ventilation, and air conditioning systems, roof, foundation, and floors, situated on the Real Property are in operating condition, subject to ordinary wear and tear and, to the knowledge of the Sellers, are not in violation of any zoning or other laws or regulations. Other than that certain Sublease Agreement, dated November 1, 2015, by and between the Company, as sublessor, and OakBend, as sublessee (the “Sublease”), there are no leases, subleases, licenses, concessions, or other agreements, written or oral, to which the Company is a party and granting to any Person or Persons the right of use or occupancy of any portion of the Real Property. The Company has provided Buyer with true, complete, and accurate copies of the Sublease, including any amendments or addenda to the Sublease and any master lease to which the Sublease is subject. The Company and, to the knowledge of the Sellers, OakBend are in compliance in all material respects with the terms of the Sublease. To the knowledge of the Sellers, the facilities located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities as currently conducted. The landlord to the Company under the Lease is Cole River Oaks, Ltd., a Texas limited partnership (the “Landlord”).

4.4    Assets of the Company.
(a)    Except as set forth on Schedule 4.4(a), the Company has good title to, or the right to use pursuant to valid leases or licenses, all assets necessary or appropriate for the continued operation of the Company’s business, free and clear of all liens, charges, encumbrances, or other claims (other than Permitted Liens).
(b)    The assets owned, leased, or licensed by the Company constitute all assets used or held for use by the Company, and such assets are adequate in all material respects to carry on the operations of the Company as such operations are presently conducted. Except as described on Schedule 4.4(b), all properties and assets of the Company are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of normal operations), ordinary wear and tear excepted, and are available for immediate use in the conduct of the operations of the Company.
4.5    Contracts.
(a)    Schedule 4.5(a) contains a list of all (i) material contracts, leases, instruments, and commitments to which the Company is a party or by which the Company is bound with an annual value exceeding $50,000, and (ii) agreements (other than non-disclosure agreements) between the Company and physicians or other health care providers who have the ability to make or influence the referral of cases to any facility affiliated with the Company, in which the physician or other health care provider receives something of value (regardless of the amount) (collectively, the “Contracts”).  The Company has made available to Buyer a copy of each Contract. Each Contract constitutes the valid and legally binding obligations of the Company and, to the knowledge of the Sellers, each other party thereto and is enforceable by and against the Company and, to the knowledge of the Sellers, each other party thereto in accordance with such Contracts terms, subject to the General Enforceability Exceptions. There is no material breach or material default on the part of the Company under any Contract (with or without the lapse of time or the giving of notice, or both), or an event which, upon giving of notice or lapse of time or both, would reasonably be expected to constitute such a material breach or material default. To the knowledge of the Sellers, no other party to any Contract is in material breach or material default under any Contract (with or without the lapse of time or the giving of notice, or both).
(b)    Except as described on Schedule 4.5(b), the consummation of the transactions contemplated in this Agreement is not reasonably expected to result in any penalty or premium or variation of the rights, remedies, benefits, or obligations of any party under any Contract.
4.6    Related Party Transactions. Except as set forth on Schedule 4.6, no Seller, member, manager, officer, or director of the Company has any material direct or indirect financial or economic interest in any competitor or supplier of the Company, and the Company is not a party to any transaction or proposed transaction (including the leasing of property or the purchase or sale of materials or goods) with any Seller, member, manager, officer, or director of the Company or any Affiliate or family member of such Person.
4.7    Compliance with Law.
(a)    The Company is in compliance, in all material respects, with all applicable federal, state, and local laws, regulations, and existing administrative orders, including the false claims, false representations, anti-kickback, and all other provisions of the Medicare/Medicaid fraud and abuse laws (42 U.S.C. Section 1320a-7 et seq.), the physician self-referral provisions of the Stark Law (42 U.S.C. Section

1395nn), and the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the Health Information Technology for Economic and Clinical (HITECH) Act and the implementing regulations of such acts. The Company has timely filed all reports, returns, data, and other information required by all governmental authorities that control, directly or indirectly, any of the Company’s activities. No such report or return was materially inaccurate, incomplete, or misleading as of the date of its filing.
(b)    The Company possesses all permits, licenses, certificates of occupancy, certificates of completion, environmental and utility permits and approvals, and all other authorizations from each governmental authority necessary with respect to the ownership and operation of the Company’s assets and the conduct of the Company’s business (collectively, the “Permits”), a list of which is attached as Schedule 4.7(b). No Permit is subject to any condition or requirement other than those that are generally imposed on the holders of similar permits, licenses, or other approvals. To the knowledge of the Sellers, all Permits are valid and in full force and effect, and no proceeding is pending or, to the knowledge of the Sellers, threatened, to revoke, suspend, cancel, terminate, or otherwise adversely modify any of the Permits. The Company is in compliance in all material respects with the terms of all Permits.
(c)    The Company has not received a written notice from any governmental authority that enforces the statutory or regulatory provisions in respect to either the Medicare or Medicaid program of any pending or, to the knowledge of the Sellers, threatened investigations with respect to the HOPD. To the knowledge of the Sellers, the HOPD is in material compliance with all applicable laws and regulations governing provider-based status.
(d)    The Company has not received written notice that the U.S. Department of Health and Human Services or any state agency intends to conduct any audit or other review of the Company’s participation in the Medicare or Medicaid programs, and no such department or agency has conducted such audit or other review of the Company.
4.8    Government Imposed Compliance Obligations. The Company (i) has not been excluded from participation in any federal health care program (as defined in 42 U.S.C. Section 1320a-7b(f)), (ii) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (iii) has no reporting obligations pursuant to any settlement agreement entered into with any governmental authority, (iv) has not been the subject of any government payor program investigation conducted by any federal or state enforcement agency, (v) has not been a defendant in any qui tam/False Claims Act or similar litigation, and (vi) has not been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact, by or from any federal or state enforcement agency.
4.9    Litigation, Court Orders, and Decrees. Except as set forth in Schedule 4.9, there is no outstanding or, to the knowledge of any Seller, threatened, litigation, claim, investigation, proceeding, order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against or materially affecting the Company or the Company’s assets (each, a “Proceeding”). The Company has provided or made available to Buyer a complete list of all general liability incidents, incident reports, and malpractice claims that have occurred with respect to the Company during the three-year period prior to the Closing Date. The Company has not received written notice of any investigation by a governmental authority with respect to the Company. To the Sellers’ knowledge, no governmental authority is currently conducting an investigation of the Company, and no such investigation is threatened.

4.10    Taxes. All federal, state, and other Tax Returns of the Company required by law to be prepared or filed have been timely prepared or filed. The Company has paid or provided for all Taxes that have become due and payable by the Company pursuant to such Tax Returns, except for any Taxes of which the amount, applicability, or validity is currently being contested in good faith by appropriate proceedings and with respect to which the Company has set aside on the Company’s books adequate reserves, and all such Tax Returns have been prepared in material compliance with all applicable laws and regulations and are true, correct, and complete in all material respects. For purposes of this Agreement, “Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the “Code”)), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat, value-added, alternative or add-on minimum, estimated, or other tax, levy, duty, or charge of any kind whatsoever however it is described, that is imposed by law or by a government agency, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, (ii) any amounts described in clause (i) above owed by another party for which the Company is liable pursuant to any statute or regulation imposing joint or several liability to taxpayers filing consolidated, combined, unitary, or other similar Tax Returns, and (iii) any amounts described in clauses (i) or (ii) above for which the Company is liable pursuant to a tax indemnification agreement, tax sharing agreement, tax allocation agreement, or other similar agreement.
4.11    Employees and Independent Contractors.
(a)    Except as set forth on Schedule 4.11(a), the Company has no employees or independent contractors. The Company is not a party to any employment agreements.
(b)    The Company is not a party to any collective bargaining agreement or other labor contract. The Company is not subject to any (i) unfair labor practice complaint pending before the National Labor Relations Board or any other federal, state, local, or foreign agency, (ii) pending or, to the knowledge of the Sellers, threatened labor strike, slowdown, work stoppage, lockout, or other organized labor disturbance, (iii) pending grievance proceeding, (iv) pending representation question, or (v) to the knowledge of the Sellers, attempt by any union to represent employees as a collective bargaining agent.
(c)    There are no pending or, to the knowledge of the Sellers, threatened EEOC claims, OSHA complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims, or the like with respect to the Company.
(d)    Schedule 4.11(d) lists all current qualified beneficiaries electing or eligible to elect continuation coverage in any group health plan sponsored by the Company or any of the Company’s Affiliates pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
4.12    Employee Benefit Plans. The Company does not sponsor or maintain any “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for employees of the Company or the Company’s Affiliates (each, an “Employee Benefit Plan”). The Company does not sponsor or maintain, and the Company has not sponsored or maintained within the last five years, any Employee Benefit Plan subject to Title IV of ERISA.

4.13    Environmental Conditions; Medical Waste.
(a)    The Company and, to the knowledge of the Sellers, the Real Property are currently in material compliance with all Environmental Laws, including the possession by the Company or OakBend, as applicable, of all material Permits required under applicable Environmental Laws to operate the HOPD as currently operated and compliance with the terms and conditions of all such Permits.
(b)    The Company has not stored any Hazardous Substances at the Real Property, except in material compliance with applicable Environmental Laws.
(c)    The Company has not disposed of or released any Hazardous Substances, except in material compliance with applicable Environmental Laws.
(d)    The Company has not utilized any transporters or disposal facilities for the transport or disposal of Hazardous Substances, other than Medical Waste.
(e)    With respect to the generation, transportation, treatment, storage, disposal, or other handling of Medical Waste, the Company has complied in all material respects with all Medical Waste Laws.
(f)    The following terms shall have the following meanings:
(i)    “Environmental Laws” means the federal, state, regional, county, or local environmental, health, or safety Laws in effect on the Closing Date relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emissions, discharges, releases, or threatened releases of Hazardous Substances, or otherwise relating to protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata).
(ii)    “Hazardous Substances” means any toxic or hazardous waste, pollutants, or substances, including asbestos containing materials, polychlorinated biphenyls, petroleum products, byproducts, or other hydrocarbon substances, substances defined or listed as a “hazardous substance,” “toxic substance,” “toxic pollutant,” or similarly identified substance or mixture, in or pursuant to any Environmental Law.
(iii)    “Medical Waste” means (A) pathological waste; (B) blood; (C) sharps; (D) waste from surgery or autopsy; (E) dialysis waste, including contaminated disposable equipment and supplies; (F) cultures and stocks of infectious agents and associated biological agents; (G) contaminated animals; (H) isolation waste; (I) contaminated equipment; (J) laboratory waste; (K) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals; and (L) any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.
(iv)    “Medical Waste Law” means any Laws that regulate Medical Waste, or impose requirements relating to Medical Waste, including (A) the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.; (B) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq.; (C) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq.; (D) the Occupational Safety and Health Act, 29 USCA Sections 651 et seq.; and (E) the United States Department of Health and Human Services, National Institute for Occupational Self Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88 119.

4.14    Insurance Coverage. The Company maintains in full force and effect, with no premium arrearages, the insurance policies, including the liability and hazard, medical malpractice, and workers’ compensation insurance policies, bearing the numbers, for the terms, with the companies, in the amounts and providing the coverage set forth in Schedule 4.14. True and correct copies of all such policies and all endorsements to such policies have been made available to Buyer. Schedule 4.14 sets forth a list of all current claims, and any claims filed within the past three years, for any loss in excess of $5,000 per occurrence filed by or against the Company, any employee of the Company, or any employee leased by or to the Company, including workers’ compensation, general liability and professional malpractice liability claims. All such insurance policies have been terminated effective as of the Closing Date.
4.15    Financial Statements. The Company has delivered to Buyer copies of the following financial statements of, or pertaining to, the Company and the Company’s operations (the “Financial Statements”), which Financial Statements are maintained on an accrual basis, and copies of which are attached as Schedule 4.15:
(a)    Unaudited Balance Sheet dated as of September 30, 2017 (the “Balance Sheet Date”);
(b)    Unaudited Income Statement for the nine-month period ended on the Balance Sheet Date; and
(c)    Audited Balance Sheets and Income Statements for the fiscal year ended December 31, 2016.
The Financial Statements are true, correct, and complete in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (“GAAP”), except as set forth on Schedule 4.15. The Financial Statements present fairly the financial position of the Company, as of the respective dates thereof and the results of operations for the periods indicated, in each case in accordance with GAAP; provided, however, that the 2017 year-to-date financial statements do not include year-end adjustments, accruals for taxes, and footnote disclosures. To the knowledge of Seller, the Company does not have any liabilities that are not reflected on the Financial Statements other than ordinary course liabilities not required to be shown as liabilities on a balance sheet under GAAP and liabilities that have arisen in the ordinary course of business since the Balance Sheet Date. To the knowledge of Seller, the Company maintains proper and adequate internal accounting controls and accurate books of account and other financial records of the Company that (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein and (ii) are accurate and complete in all material respects, in each case in accordance with GAAP applied on a basis consistent with the past practices of the Company.
4.16    Certain Post-Balance Sheet Results. Except as set forth in Schedule 4.16, since the Balance Sheet Date there has not been any:
(a)    Material damage, destruction, or loss (whether covered by insurance) affecting the Company or the Company’s material assets;
(b)    Material adverse changes in the condition, financial or otherwise, of the Company, the business or prospects of, or in the results of operations of, the Company;

(c)    Sale, assignment, transfer, or disposition of any item of property or equipment included in the Company’s assets (other than supplies) with a book value greater than $10,000 in the aggregate, except in the ordinary course of business with comparable replacement thereof;
(d)    Writing down of the value of any of the Company’s assets which are capital assets, or writing off as uncollectible any account receivable (excluding contractual adjustments and charity care), in excess of $10,000 in the aggregate;
(e)    Increases in the compensation payable to any employees or independent contractors of the Company, except in the ordinary course of business and consistent with past practices, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing, or other employee benefit plan, remuneration, or arrangements made to, for, or with such employees;
(f)    Changes in the accounting methods or practices employed by the Company or changes in depreciation or amortization policies;
(g)    Other than in the ordinary course of business, incurrences of any indebtedness or material liabilities of the Company;
(h)    Capital expenditures by the Company in excess of $10,000 in the aggregate;
(i)    Other than in the ordinary course of business, incidences wherein the Company paid, discharged, or satisfied any claims, liabilities, or obligations (absolute, accrued, contingent, or otherwise);
(j)    Canceled debts or waived claims or rights by the Company, other than any accounts receivables written off in the ordinary course of business;
(k)    Redemption of any of the ownership in the Company or any declared, made, or paid special bonuses, dividends, or distributions to any of the members of the Company;
(l)    Amendments to or terminations of any Contract except in the ordinary course of business; or
(m)    Transaction pertaining to the Company outside the ordinary course of business.
4.17    Receivables. Schedule 4.17 provides an accurate list and aging of all accounts receivable, notes receivable and other receivables of the Company as of September 30, 2017 (the “Receivables”). The Receivables (i) represent valid obligations of obligors of the Company arising from bona fide transactions entered into in the ordinary course of business, consistent with past practice, and (ii) are current and, to the knowledge of the Sellers, collectible in full (without any counterclaim or setoff) in the ordinary course of business and in accordance with past practices. Notwithstanding the foregoing, the Sellers neither represent nor warrant that all Receivables shall be collected, and Buyer acknowledges and agrees that certain Receivables shall be subject to Section 10.4(f).
4.18    Trademarks. Schedule 4.18 contains a complete and accurate list of all fictional business names, trade names, registered and unregistered trademarks, service marks, and applications of the Company (collectively, the “Marks”). For each registered Mark, Schedule 4.18 lists the registration number and the jurisdiction of registration beside each Mark. No Mark has been or is now involved in any opposition, invalidation, or cancellation.
4.19    Compounding Pharmacies. Except as set forth on Schedule 4.19, since January 1, 2012, all of the pharmaceutical products purchased by the Company, stored by the Company, or used in the provision of services by the Company have been manufactured by pharmaceutical manufacturers subject to regulation and enforcement by the U.S. Food and Drug Administration, and the Company has not purchased, stored, used, or administered to the Company’s patients any pharmaceutical products acquired from any compounding pharmacies.
4.20    Unclaimed Property. All unclaimed property (escheat) filings required to be filed by, or on behalf of, the Company have been timely filed with the appropriate governmental authority or requests for extensions have been timely filed and any such extensions have not expired, each such unclaimed property (escheat) filing was true, complete, and correct in all material respects, and all unclaimed property (escheat) filings for which the Company is otherwise liable have been paid in full or, to the extent are not yet due, have been adequately reserved against on the Financial Statements.
4.21    Bank Accounts. Set forth on Schedule 4.21 is a detailed listing of all bank accounts held by or in the name of the Company.
4.22    No Other Representations or Warranties. The express representations of Sellers set forth in this Agreement are exclusive and in lieu of any and all other representations or warranties, express, statutory or implied. Sellers expressly disclaim all liability and responsibility for any other representation, warranty, statement, or information made or communicated (orally or in writing) to Buyer, including any statements, representations, opinions, information, or advice that may have been provided as an accommodation to Buyer by an officer, member, director, employee, agent, consultant, or representative of the Company or any Seller or any other agent, consultant, or representative thereof.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Sellers, as of the Signing Date and the Closing Date (except to the extent any representation or warranty speaks as of an earlier date, in which case such representation or warranty is made as of such date), as follows:
5.1    Organization, Corporate Power and Qualification. Buyer is duly organized, validly, existing and in good standing as a limited liability company under the laws of the state of Texas.
5.2    Corporate Authority. Buyer has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereby. All corporate action on the part of Buyer and Buyer’s officers necessary for the authorization, execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been taken.
5.3    Binding Effect. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable in accordance with the terms of this Agreement, subject to the General Enforceability Exceptions.
5.4    No Violations. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby shall not (i) violate any provision of, result in the breach of, or constitute a default under, any law or any order, writ, injunction or decree of any court, governmental agency, or arbitration tribunal; (ii) constitute a violation of or a default under any contract, commitment, indenture, lease, instrument, or other agreement, or any other restriction of any kind to which Buyer is a party or bound; or (iii) except as expressly set forth in Section 1.2(b), result in the creation of any encumbrance, lien, or obligation under any security agreement, indenture, mortgage, lien, or other agreement to which Buyer is a party or by which Buyer’s assets are bound.
5.5    No Brokers. Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, or intermediary for or on account of the transactions contemplated by this Agreement for which Sellers or the Company shall be responsible.
5.6    Investment Representations. Buyer is acquiring the Transferred Interests with the present intention of holding the Transferred Interests for investment purposes and not with a view to distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that the Transferred Interests have not been registered under the Securities Act or any applicable state or foreign securities laws and that the Transferred Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated, or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation, or other disposition is pursuant to the terms of an effective registration statement under the Securities Act (or an exemption therefrom) and pursuant to the requirements of any applicable state or foreign securities laws. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Buyer is acquiring the Transferred Interests for Buyer’s own account for investment purposes, and not with a view to the sale or distribution of any part or all thereof by public or private sale or other disposition.
5.7    Compliance with Law.
(a)    Each of Buyer and Parent is in compliance, in all material respects, with all applicable federal, state, and local laws, regulations, and administrative orders, including the false claims, false representations, anti-kickback, and all other provisions of the Medicare/Medicaid fraud and abuse laws (42 U.S.C. Section 1320a-7 et seq.), the physician self-referral provisions of the Stark Law (42 U.S.C. Section 1395nn) and the and the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the Health Information Technology for Economic and Clinical (HITECH) Act. Each of Buyer and Parent has timely filed all reports, returns, data, and other information required by all governmental authorities that control, directly or indirectly, any of Buyer’s or Parent’s (as applicable) activities. No such report or return has been materially inaccurate, incomplete, or misleading.
(b)    Neither the U.S. Department of Health and Human Services nor any state agency has conducted or given Buyer or Parent written notice that such department or agency intends to conduct any audit or other review of Buyer’s or Parent’s participation in the Medicare or Medicaid programs.
5.8    Independent Evaluation. Buyer is an experienced, sophisticated, and knowledgeable investor and purchaser in the healthcare industry. Buyer has been advised by and, other than with respect to Seller’s representations and warranties in ARTICLE III and ARTICLE IV, Buyer has relied solely on, Buyer’s own expertise and legal, Tax, environmental, and other professional counsel concerning this Agreement, each of the other documents contemplated hereby and the transactions contemplated hereby and thereby, and not on any comments, statements, projections, or other material made or given by Sellers, the Company, any of the Sellers’ or the Company’s respective Affiliates, or any representative, consultant, or advisor of the Company, the Sellers, or any of the Company’s or the Seller’s respective Affiliates. Buyer acknowledges and affirms that on or prior to Closing, Buyer shall have completed Buyer’s independent investigation, verification, analysis, and evaluation of the Company and made all such reviews and inspections of the Company as Buyer has deemed necessary or appropriate to consummate the transactions contemplated hereunder; provided, however, any such investigation, verification, analysis or evaluation (or absence thereof) shall not reduce, modify, release, or waive any of Sellers’ obligations for any Losses hereunder.
5.9    No Other Representations or Warranties. The express representations of Buyer set forth in this Agreement are exclusive and in lieu of any and all other representations or warranties, express, statutory or implied. Buyer expressly disclaims all liability and responsibility for any other representation, warranty, statement, or information made or communicated (orally or in writing) to the Sellers, including any statements, representations, opinions, information, or advice that may have been provided as an accommodation to the Sellers by an officer, member, director, employee, agent, consultant, or representative of Buyer or any agent, consultant, or representative thereof.
ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES
6.1    Covenant Not to Compete.
(a)    Other than with respect to those certain projects listed on Exhibit B, each Extended Seller Party agrees that, for a period of two years following the Closing Date with respect to the covenants set forth in clause (i) and clause (ii) below and for a period of one year following the Closing Date with respect to the covenants set forth in clause (iii) below (the “Restricted Period”), neither such Extended Seller Party nor any Affiliate of such Extended Seller Party shall (i) serve as an officer, director, or employee or consultant of, or hold or acquire any direct or indirect ownership interest in, or manage, lease, develop, or otherwise have any financial interest (directly or indirectly, including through a corporation, partnership, trust, or other entity in which such Extended Seller Party owns or has a beneficial interest, or through such Extended Seller Party’s spouse or children under the age of 25) in any Person that develops, owns, manages, leases, or provides property to a Person that performs outpatient surgery, including an ambulatory surgery center, hospital, or physician practice that provides outpatient surgery services at such Person’s offices or any practice entity affiliated with a Competing Business (defined below) (e.g., a “friendly PC” or a practice organized under Section 5.01(a) of the Texas Medical Practices Act, Section 162 of the Texas Occupations Code, or any equivalent, predecessor, or successor statute or rule) (a “Competing Business”), within the Restricted Area; (ii) directly or indirectly solicit the members of any Management Company, to, directly or indirectly, invest in, manage, become employed by, recruit, lend money to, or act as an agent or consultant to, any Competing Business within the Restricted Area; or (iii) directly or indirectly solicit any individuals who are or were employed by any Management Company during the six-month period prior to the Closing Date to become employed by any Competing Business; provided, however, that no Extended Seller Party shall be prevented from (A) maintaining staff privileges at any healthcare facility, (B) providing professional surgical services and earning a professional fee thereon (but not acting as an owner or having a compensation or financial relationship) in any other ambulatory surgical center or hospital, (C) performing any in-office procedures under local anesthesia that does not require the presence of an anesthesiologist or a certified registered nurse anesthetist, or (D) owning less than 1% of the voting stock of a publicly-held company that owns or operates one or more healthcare facilities. This restriction shall not prohibit an Extended Seller Party from hiring any employee of any Management Company if the employee of such Management Company responds to an advertisement to the general public or is approached by a third-party employee-search firm (so long as the employee-search firm was not directed to do so by a Seller). A breach of the covenants in this Section 6.1 might result in material damages to the Company and Buyer and shall entitle Buyer to recover damages in addition to the other remedies and rights provided in this Agreement. For purposes of this Section 6.1, “Restricted Area” means (x) with respect to each Seller other than Elite, within 15 miles of the real property premises leased, as of the Closing Date, to the Company and (y) with respect to Elite, within five miles of the real property premises leased, as of the Closing Date, to the Company.
(b)    Each Extended Seller Party acknowledges that the restrictions contained in Section 6.1(a) are reasonable and necessary to protect the legitimate interests of Buyer and that any violation of such restrictions might result in irreparable injury to the Company and Buyer. In addition to any other remedy or remedies to which Buyer may be entitled in law or in equity, Buyer shall be entitled to preliminary and permanent injunctive relief for a violation or threatened violation of Section 6.1(a) without having to prove actual damages or to post a bond, and Buyer shall also be entitled to an equitable accounting of all earnings, profits and other benefits arising from such violation. Each Extended Seller Party hereby waives any objections on the grounds of improper jurisdiction or venue to the commencement of an action in the state of Texas and agrees that effective service of process may be made upon such Extended Seller Party by mail under the provisions of Section 11.6.
(c)    If a court should hold that the restrictions set forth in Section 6.1(a) are unenforceable because they are unreasonable, then to the extent permitted by law, the court may prescribe the longest duration for the Restricted Period or the largest radius or area for the Restricted Area that is reasonable and the Parties shall accept such determination subject to the Parties’ respective rights of appeal. Nothing in this Section 6.1(c) shall be construed as prohibiting Buyer from pursuing any other remedy or remedies available for such breach or threatened breach, including recovery of damages from a breaching Seller, or injunctive relief.
(d)    If an Extended Seller Party is in violation of Section 6.1(a) at any time, then the Restricted Period shall be extended for a period of time equal to the period during which said violation or violations occurred. If Buyer seeks injunctive relief from said violation in court, then the running of the Restricted Period shall be suspended during the pendency of said proceeding, including all appeals; provided Buyer ultimately prevails in such court as to such violation. This suspension shall cease upon the entry of a final judgment in the matter, not subject to further appeal.
(e)    For purposes of this Section 6.1, “Extended Seller Party” means (i) each Seller, and (ii) with respect to each Seller that is an entity, each equity owner of such Seller.
(f)    Notwithstanding any other provision of this Agreement, if Buyer breaches any of Buyer’s material obligations under the Elite Note (as defined in the Metro MIPA), Section 6.4, or Section 6.4 of any of the Management Company MIPAs, Elite shall automatically be released from, and cease to have any obligations under, this Section 6.1. For clarity and the avoidance of doubt, non-payment of amounts due and owing or failure to convert with respect to the Elite Note, Section 6.4, or Section 6.4 of any of the Management Company MIPAs shall be a breach of a material obligation (although the foregoing are illustrative only and are not intended to be an exhaustive list of breaches of material obligations).
6.2    Waiver pursuant to Company Agreement. Each Seller hereby waives all rights of first refusal, preemptive rights, and similar rights of the Sellers (including those set forth in the Company Agreement) that would prevent the transfer of the Transferred Interests from Sellers to Buyer.
6.3    Cooperation Regarding Commenced Proceedings. Buyer agrees to use its reasonable commercial efforts to cooperate with Sellers in any Commenced Proceeding with respect to Buyer’s determination of the Purchase Price.
6.4    Purchase, Sale, and Transfer of the Remaining Elite Units.

(a)    On or before the first anniversary of the Closing Date (the “Remaining Elite Units Closing Date”), Elite shall transfer, sell, convey, and deliver to Buyer, free and clear of all liens, pledges, security interests, rights of first refusal, options, restrictions, encumbrances, and liabilities of any kind whatsoever (other than Permitted Liens), 3.3 Units (as defined in the Company Agreement), including all governance and financial rights associated with such Units (collectively, the “Remaining Elite Units”), and Buyer shall, on the Remaining Elite Units Closing Date, purchase and accept the Remaining Elite Units.
(b)    The consummation of the transactions contemplated by, and described in, this Section 6.4 (the “Remaining Elite Units Closing”) shall take place at such location as may be mutually agreed-to by Buyer and Elite (or remotely via signed counterparts) at 10:00 a.m. on the Remaining Elite Units Closing Date. The Remaining Elite Units Closing shall be effective as of 11:59:59 p.m., on the Remaining Elite Units Closing Date, and Buyer and Elite agree to acknowledge and use such effective time for all purposes, including for accounting and Tax reporting purposes.
(c)    At the Remaining Elite Units Closing, (i) Buyer shall pay to Elite, in full consideration for the Remaining Elite Units, an aggregate amount (the “Remaining Elite Units Purchase Price”), in cash or in the form of Parent Capital Stock (as set forth in Section 6.4(f)), equal to the product of (x) 3.3 multiplied by (y) the Per Unit Purchase Price, by wire transfer of immediately available funds to an account or accounts designated in writing by Elite and (ii) Elite shall deliver to Buyer a Transferred Interest Assignment for the Remaining Elite Units, dated as of the Remaining Elite Units Closing Date, duly executed by Elite.
(d)    For purposes of this Section 6.4, “Per Unit Purchase Price” means the quotient of (x) the product of (i) the Purchase Price (as finally determined pursuant to Section 1.3(g)) multiplied by (ii) Elite’s Pro Rata Percentage, divided by (y) the aggregate number of Elite’s Units sold at the Closing. For clarity and purely as an example, if the Purchase Price is not adjusted pursuant Section 1.3(g), the Per Unit Purchase Price would be calculated as follows: The quotient of (x) the product of (i) $12,343,196.25 multiplied by (ii) 33 1/3%, divided by (y) 16.7, which would result in Per Unit Purchase Price of $246,371.18 and an aggregate purchase price payable at the Remaining Elite Units Closing of $813,024.90.
(e)    Notwithstanding the foregoing, if prior to the Remaining Elite Units Closing Date Parent consummates any transaction in which Parent issues and sells shares of Parent’s capital stock in exchange for gross proceeds of at least $10,000,000 (a “Qualified Financing Transaction”), the Remaining Elite Units Closing shall occur simultaneous with the closing of the Qualified Financing Transaction.
(f)    At the Remaining Elite Units Closing, Buyer shall have the option, exercisable in Buyer’s discretion, to elect to pay the Remaining Elite Units Purchase Price in cash or in the form of fully paid and non-assessable shares of Qualifying Common Stock. Upon such election, the number of shares of Qualifying Common Stock to be issued to Elite at the Remaining Elite Units Closing shall be the quotient of (x) the Remaining Elite Units Purchase Price divided by (y) the then current Common Stock Share Price. Notwithstanding the foregoing, unless otherwise agreed to in writing by Elite, in no event shall Elite be issued shares of Qualifying Common Stock pursuant to this Section 6.4 if such shares of Qualifying Common Stock, when added to the sum of (i) the number of shares of Qualifying Common Stock beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Act) by Elite plus (ii) the number of shares of Common Stock that would otherwise be issuable to Elite upon an event of default under the Elite Note (based on the then-current Common Stock Share Price), would exceed 4.99% of the aggregate number of shares of Common Stock outstanding on the Remaining Elite Units Closing Date, as determined in accordance with Rule 13d-1(j) of the 1934 Act. If, due to the foregoing, Buyer is unable to satisfy the entire amount of the Elite Remaining Units Purchase Price by the delivery of shares of Qualifying Common Stock, Buyer shall pay the balance of the Elite Remaining Units Purchase Price in cash.
(g)    For purposes of this Section 6.4:
(i)    “Common Stock” means Parent’s common stock, having no par value.
(ii)    “Common Stock Share Price” means the lesser of (A) the closing bid price of the Common Stock on the Trading Day immediately prior to the Remaining Elite Units Closing Date or (B) the average closing bid price of the Common Stock over the ten-Trading Day period immediately prior to the Remaining Elite Units Closing Date.
(iii)    “Qualifying Common Stock” means Common Stock that is (A) subject to an effective initial registration statement under the Securities Act to permit the public resale of such shares of Common Stock from time to time as permitted by Rule 415 of the Securities Act (or any similar provision adopted by the U.S. Securities and Exchange Commission then in effect) and (B) otherwise without volume, manner-of-sale, or other similar transfer or sale restrictions.
(iv)    “Trading Day” means (A) any day on which shares of Common Stock are listed or quoted and traded on its primary trading market, (B) if shares of Common Stock are not then listed or quoted and traded on any trading market, then a day on which trading occurs on The New York Stock Exchange LLC (or any successor thereto), or (C) if trading ceases to occur on The New York Stock Exchange LLC (or any successor thereto), any Business Day.
6.5    Purchase, Sale, and Transfer of the Remaining RVOK Units.
(a)    On or before the first anniversary of the Closing Date (the “Remaining RVOK Units Closing Date”), RVOK, LLC, a Texas limited liability company (“RVOK”), shall transfer, sell, convey, and deliver to Buyer, free and clear of all liens, pledges, security interests, rights of first refusal, options, restrictions, encumbrances, and liabilities of any kind whatsoever (other than Permitted Liens), 1.98 Units (as defined in the Company Agreement), including all governance and financial rights associated with such Units (collectively, the “Remaining RVOK Units”), and Buyer shall, on the Remaining RVOK Units Closing Date, purchase and accept the Remaining RVOK Units.
(b)    The consummation of the transactions contemplated by, and described in, this Section 6.5 (the “Remaining RVOK Units Closing”) shall take place at such location as may be mutually agreed-to by Buyer and RVOK (or remotely via signed counterparts) at 10:00 a.m. on the Remaining RVOK Units Closing Date. The Remaining RVOK Units Closing shall be effective as of 11:59:59 p.m., on the Remaining RVOK Units Closing Date, and Buyer and RVOK agree to acknowledge and use such effective time for all purposes, including for accounting and Tax reporting purposes.
(c)    At the Remaining RVOK Units Closing, (i) Buyer shall pay to RVOK, in full consideration for the Remaining RVOK Units, an aggregate amount (the “Remaining RVOK Units Purchase Price”), in cash or in the form of Parent Capital Stock (as set forth in Section 6.5(e)), equal to the product of (x) 1.98 multiplied by (y) the Per Unit Purchase Price, by wire transfer of immediately available funds to an account or accounts designated in writing by RVOK and (ii) RVOK shall deliver to Buyer a Transferred Interest Assignment for the Remaining RVOK Units, dated as of the Remaining RVOK Units Closing Date, duly executed by RVOK. For clarity and purely as an example, if the Purchase Price is not adjusted pursuant to Section 1.3(g), the Per Unit Purchase Price would be $246,371.18 (as indicated in Section 6.4(d)), which would result in an aggregate purchase price payable at the Remaining RVOK Units Closing of $487,814.94.
(d)    Notwithstanding the foregoing, if prior to the Remaining RVOK Units Closing Date Parent consummates a Qualified Financing Transaction, the Remaining RVOK Units Closing shall occur simultaneous with the closing of the Qualified Financing Transaction.
(e)    At the Remaining RVOK Units Closing, Buyer shall have the option, exercisable in Buyer’s discretion, to elect to pay the Remaining RVOK Units Purchase Price in cash or in the form of fully paid and non-assessable shares of Qualifying Common Stock. Upon such election, the number of shares of Qualifying Common Stock to be issued to RVOK at the Remaining RVOK Units Closing shall be the quotient of (x) the Remaining RVOK Units Purchase Price divided by (y) the then current Common Stock Share Price.
6.6    Acknowledgement of Declared Distribution. Buyer acknowledges that, prior to the Closing, the Company declared a cash distribution to the Company’s then-current Members (as defined in the Company Agreement) in an aggregate amount equal to $762,104.64 (the “Pre-Closing Distribution”). Buyer shall cause the Company to effect the Pre-Closing Distribution in accordance with that certain Written Consent of the Managers, dated as of November 15, 2017.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
Notwithstanding anything in this Agreement to the contrary, the obligations of Buyer to consummate the transactions described in this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Buyer at Closing:
7.1    Representations and Warranties. The representations and warranties of the Sellers set forth in ARTICLE III and ARTICLE IV shall be true and correct in all material respects (unless already qualified by materiality and in which case, shall be true and correct) as of the Signing Date and as of the Closing Date. Sellers shall have complied with all covenants required to be completed as of the Closing Date and Sellers shall have delivered a certificate certifying to the provisions of this Section 7.1 executed by the Sellers.
7.2    Approvals; Confirmations. Buyer shall have obtained documentation, assurances or other evidence satisfactory to Buyer that Buyer and Seller have:
(a)    Obtained all material consents to the transactions contemplated by this Agreement to be obtained prior to the Closing that are legally or contractually required (including all material consents required under contracts pertaining to the business of the Company); and
(b)    Received any reasonably necessary regulatory approvals and third party consents relative to the transaction contemplated by this Agreement, on terms reasonably satisfactory to Buyer.
7.3    Action/Proceeding
7.4    Closing Deliverables. Sellers shall have executed and delivered to Buyer all documents, agreements and certificates required to be executed or delivered by Sellers pursuant to this Agreement in forms reasonably acceptable to Buyer if such forms were not previously agreed.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
Notwithstanding anything in this Agreement to the contrary, the obligations of Sellers to consummate the transactions described in this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Sellers at Closing:
8.1    Representations and Warranties. The representations and warranties of the Buyer set forth in ARTICLE V shall be true and correct in all material respects (unless already qualified by materiality and in which case, shall be true and correct) as of the Signing Date and as of the Closing Date and Buyer shall have complied with all covenants required to be completed as of the Closing Date. Buyer shall have delivered a certificate certifying to the provisions of this Section 8.1 executed by a duly authorized officer of Buyer.
8.2    Action/Proceeding
8.3    Purchase Price. Buyer shall have paid the Purchase Price in accordance with Section 1.2(a).
8.4    Closing Deliverables. Buyer shall have executed and delivered to Sellers all documents, agreements and certificates required to be executed or delivered by Buyer pursuant to this Agreement.
8.5    Purchase Price/Closing Documents. Buyer shall have executed and delivered to Sellers all documents, agreements and certificates required to be executed or delivered by Buyer pursuant to any terms or provision of this Agreement in forms reasonably acceptable to Sellers if such forms were not previously agreed.
ARTICLE IX
TERMINATION
9.1    Termination. This Agreement may be terminated at any time prior to the Closing Date (such termination date being the “Termination Date”):
(a)    By the mutual written consent of Buyer, Elite, and the Physicians’ Representatives;
(b)    By Buyer (on the one hand) or Elite and the Physicians’ Representatives (on the other hand) upon ten days prior written notice to the other Party or Parties (as applicable) if any governmental authority shall have enacted, promulgated, or issued any legal requirement restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, other than any such legal requirement enacted, promulgated, or issued (i) at the bequest or on behalf of the terminating Party or its Affiliates or (ii) caused, or resulted in, directly or indirectly by the failure of the terminating Party to comply with the obligations set out in this Agreement or by the failure of the terminating Party to use commercially reasonable efforts to cause the satisfaction of any condition under this Agreement;
(c)    By Buyer (on the one hand) or Elite and the Physicians’ Representatives (on the other hand) upon written notice to the other Party or Parties (as applicable) in the event of a breach (or, in the case of Elite and the Physicians’ Representatives, any Seller’s breach) of any representation, warranty, covenant, or condition of this Agreement on the part of the other Party or Parties (as applicable), provided that the terminating party is not then in breach of this Agreement; or

(d)    By Buyer (on the one hand) or Elite and the Physicians’ Representatives (on the other hand) in the event that the Closing has not occurred on or before November 30, 2017, provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to either Buyer (on the one hand) or Elite and the Physicians’ Representatives (on the other hand) if such Party’s or Parties’ (as applicable) breach (or, in the case of Elite and the Physicians’ Representatives, any Seller’s breach) of any provision of this Agreement results in or causes the failure of the Closing to have occurred by such time.
9.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall become null and void and there shall be no liability on the part of any of the Parties or the Parties’ officers or directors with respect to this Agreement, except that nothing shall relieve any Party from liability for a breach of this Agreement prior to the Termination Date.
ARTICLE X
INDEMNIFICATION AND LIMITATION OF LIABILITY
10.1    Indemnification by the Sellers; Limitation of Liability. From and after the Closing:
(a)    Each Seller shall individually (not jointly) indemnify, defend, and hold Buyer and Buyer’s Affiliates (including the Company) and Buyer’s and Buyer’s Affiliates’ respective successors and assigns harmless from and against any claim, demand, cause of action, judgment, loss, liability, cost, or other expense whatsoever, including reasonable attorneys’ fees (each such claim, demand, cause of action, judgment, loss, liability, cost, or other expense is referred to in this Agreement individually as a “Loss” and collectively as “Losses”) arising out of, or relating to, (i) any breach of any representation or warranty made by such Seller in ARTICLE III or (ii) any breach of any covenant to be performed or observed by such Seller under this Agreement;
(b)    The Sellers shall, jointly and severally, indemnify, defend, and hold Buyer and Buyer’s Affiliates (including the Company) and Buyer’s and Buyer’s Affiliates’ respective successors and assigns harmless from and against any Loss arising out of, or relating to, (i) any breach of any representation or warranty made by the Sellers in ARTICLE IV, (ii) any Pre-Closing Tax Liabilities, and (iii) any Closing Date Company Debt, in each case except to the extent such liability is reflected in the Final Closing Date Working Capital.
10.2    Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend, and hold each Seller harmless from and against any Loss arising out of, or relating to, (a) any breach of any representation or warranty made by Buyer in this Agreement or (b) any breach of any covenant to be performed or observed by Buyer under this Agreement.
10.3    Certification of Losses.
(a)    If a Person that has the right to be indemnified, defended, or held harmless pursuant to this ARTICLE X (the “Determining Party”) is of the opinion that any Loss has occurred (a “Claim”), the Determining Party shall, by written notice (a “Claim Notice”), promptly notify the Party that has agreed to indemnify, defend, or hold harmless such Determining Party pursuant to this ARTICLE X (in the case of notice to the Sellers, other than Elite or the Physicians’ Representatives) (the “Indemnifying Party”), and each such Claim Notice shall specify in reasonable detail the circumstances and amount, if known, of such asserted Loss. Notwithstanding anything in this Agreement to the contrary, no Seller shall be liable with respect to any claim pursuant to Section 10.1 and Buyer shall not be liable with respect to any claim pursuant to Section 10.2 unless a Claim Notice is delivered to Elite and the Physicians’ Representatives or Buyer, as the case may be, within the applicable survival periods set forth in Section 10.6.
(b)    If the Indemnifying Party objects to any Claim, the Indemnifying Party shall give written notice of such objection to the Determining Party within 60 days after the date of the Indemnifying Party’s receipt of the applicable Claim Notice and shall state the basis for such objection and (if reasonably practicable) indicate the specific amount of such Claim that is in dispute (such notice, if timely given, should be referred to as a “Counter Notice”). If no Counter Notice is received by the Determining Party within such 60-day period, (i) such Claim shall be allowed and (ii) the Indemnifying Party shall promptly disburse to the Determining Party the amount of such Claim, to the extent that the Determining Party is entitled to be indemnified under this ARTICLE X.
(c)    If the Indemnifying Party delivers a Counter Notice, the Determining Party and the Indemnifying Party shall attempt to resolve the dispute and, if such parties are able to do so and agree that any part of the Claim should be paid, the Indemnifying Party shall promptly disburse to the Determining Party the agreed upon amount of such Claim, to the extent that the Determining Party is entitled to be indemnified under this ARTICLE X.
(d)    If the Determining Party and the Indemnifying Party are unable informally to resolve a disputed Claim within 20 days after the date of the Determining Party’s receipt of a Counter Notice regarding such disputed Claim (or a later date specified by the Determining Party and the Indemnifying Party in writing if the Determining Party and the Indemnifying Party so choose to extend such 20-day period) (such actual period, the “Negotiation Period”), then the following shall apply:
(i)    Within five Business Days following the expiration of the Negotiation Period, the Indemnifying Party shall pay to the Determining Party the amount of such Claim, if any, that the Parties agree in writing is not in dispute.
(ii)    If the Determining Party and the Indemnifying Party agree in writing within 15 days following the expiration of the Negotiation Period (or a later date specified by the Determining Party and the Indemnifying Party in writing if the Determining Party and the Indemnifying Party so choose to extend such 15-day period), that the dispute involves financial matters, such Claim shall be referred to, and determined by, an Independent Accounting Firm mutually acceptable to the Determining Party and the Indemnifying Party. The resolution of such disputed Claim by the Independent Accounting Firm shall be conclusive and binding upon the Determining Party and the Indemnifying Party as to financial matters but shall not extend to any non-financial interpretation of such Claim unless the Determining Party and the Indemnifying Party shall mutually agree in writing to the contrary.
(iii)    If the disputed Claim does not involve financial matters, or if the Determining Party and the Indemnifying Party are unable to agree in writing whether such disputed Claim involves financial matters or to what extent such disputed Claim involves financial matters within 15 days following the expiration of the Negotiation Period (or a later date specified by the Determining Party and the Indemnifying Party in writing if the Determining Party and the Indemnifying Party so choose to extend such 15-day period), then such disputed Claim shall be resolved by a court of competent jurisdiction in accordance with the provisions of Section 11.13.
(iv)    During the entire dispute resolution process described in this Section 10.3 (commencing with the delivery of the Claim Notice and until the final determination or award is rendered), Buyer shall (and shall cause the Company to) promptly provide Elite and the Physicians’ Representatives with, and grant prompt access to, all personnel, books, records, and documents of the Company that Elite and the Physicians’ Representatives may request as reasonably necessary to (A) investigate the Claim and (B) evidence or support the Sellers’ position regarding the Claim and any Counter Notice.
10.4    Third Party Claims.
(a)    In the event any claim is made, suit is brought, or Tax audit or other proceeding is instituted by a third party against a Party or a Person that has a right to be indemnified, defended, or held harmless under this ARTICLE X (the “Recipient Party”) that involves or appears reasonably likely to involve a Loss (a “Third Party Claim”), the Recipient Party shall promptly after receipt of notice of any such Third Party Claim, notify the Indemnifying Party of such Third Party Claim. The failure of the Recipient Party to promptly provide notice to the Indemnifying Party of a Third Party Claim shall not relieve the Indemnifying Party of the Indemnifying Party’s obligations under this ARTICLE X with respect to such Third Party Claim unless, and only to the extent, that the failure by the Recipient Party to provide such notice to the Indemnifying Party materially adversely prejudices the Indemnifying Party in defending such claim.
(b)    The Indemnifying Party shall have the right (at the Indemnifying Party’s expense) to defend the Recipient Party against the Third Party Claim with counsel of the Indemnifying Party’s choice reasonably satisfactory to the Recipient Party so long as (i) the Indemnifying Party notifies the Recipient Party in writing within 30 days after the Recipient Party has given notice of the Third Party Claim that the Indemnifying Party shall, to the fullest extent required by this ARTICLE X indemnify, defend, and hold harmless the Recipient Party from and against any Loss which the Recipient Party may suffer resulting from, arising out of, or relating to, the Third Party Claim, (ii) the Indemnifying Party provides the Recipient Party with an officer’s or other certificate as evidence reasonably acceptable to the Recipient Party that the Indemnifying Party shall have the financial resources to defend against the Third Party Claim and fulfill Indemnifying Party’s indemnification obligations under this this ARTICLE X, and (iii) the Third Party Claim does not seek an injunction or other equitable relief that could reasonably be expected to materially and adversely impact the Recipient Party or the Recipient Party’s Affiliates.
(c)    The Recipient Party shall cooperate, to the extent reasonable, in the defense or prosecution of any Third Party Claim as requested by the Indemnifying Party, with such cooperation to include (i) the retention and the provision of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees or others within the reasonable control of the Recipient Party on a mutually convenient basis for providing additional information and explaining any material provided under this Section 10.4(c).
(d)    So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with this Section 10.4, (i) the Recipient Party may retain separate counsel at the Recipient Party’s sole cost and expense to participate in the defense of the Third Party Claim, (ii) the Recipient Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed, or conditioned, and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Recipient Party (which consent shall not be unreasonably withheld, delayed, or conditioned) unless such judgment or settlement provides solely for payment of money that is paid by the Indemnifying Party and a complete release of the Recipient Party from the Third Party Claim is obtained.
(e)    If the Indemnifying Party elects not to defend or fails to properly defend the Recipient Party against a Third Party Claim in accordance with this Section 10.4, (i) the Recipient Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner the Recipient Party may deem reasonably appropriate (provided that, notwithstanding clause (ii) below, the Recipient Party shall not, except at the Recipient Party’s own cost, make any settlement with respect to any such Third Party Claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed, or conditioned), and (ii) the Indemnifying Party shall remain responsible for any Loss that the Recipient Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third Party Claim to the fullest extent required by this ARTICLE X.
(f)    Notwithstanding anything in Sections 10.4(a) or 10.4(b) to the contrary, the Parties acknowledge and agree that (i) the Sellers are deemed to have notice of all Third Party Claims included as part of any Proceedings set forth on Schedule 10.4(f) (the “Commenced Proceedings”), and (ii) the Sellers shall, to the fullest extent required by this ARTICLE X, jointly and severally indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any Loss which the Buyer Indemnified Parties may suffer resulting from, arising out of or relating to the Commenced Proceedings; provided, however, that no Seller shall have any indemnification obligation under this Section 10.4(f) for any Loss which the Buyer Indemnified Parties (other than the Company) may suffer resulting from, arising out of or relating to the Commenced Proceedings to the extent such Loss is incurred by Buyer prior to the Closing or is otherwise caused by Buyer or Buyer’s Affiliates’ (other than the Company) pre-Closing actions. Without limiting the foregoing, (x) the Sellers shall have the sole and exclusive right (at the Sellers’ expense) to prosecute and defend the Commenced Proceedings with counsel of the Sellers’ choice and to make all decisions with respect the Commenced Proceedings and (y) Buyer agrees not to make any claim or bring any suit, audit, or other proceeding against any Seller or the Physicians’ Representatives in relation to the prosecution, defense, or outcome of the Commenced Proceedings except in the event of gross negligence attributable to actions or omissions on or after the Closing Date, fraud, or willful misconduct by the Seller or the Physicians’ Representatives, respectively. Buyer shall cooperate, to the extent reasonable, in the defense or prosecution of any Commenced Proceeding as requested by the Sellers, with such cooperation to include (1) the retention and the provision of records and information that are reasonably relevant to any Commenced Proceeding and (2) the making available of employees or others within the reasonable control of Buyer or the Company on a mutually convenient basis for providing additional information and explaining any material reasonably related to such Commenced Proceedings. While Buyer shall not be entitled to any information regarding the Commenced Proceedings (except to the extent reasonably necessary for Buyer to comply with the foregoing sentence or applicable law), if Buyer becomes aware of any information regarding the Commenced Proceedings, then Buyer shall treat such information as confidential information of the Sellers and shall not use such information in any manner nor disclose such information to any Person. In addition, the Parties further agree that, to the extent there is any payment made to the Company (of any kind, including payments for accounts receivable or settlement payments) in connection with any Commenced Proceeding, such payment shall be to the sole and exclusive benefit of the Sellers, and Buyer shall not be entitled to share in any such payment amount. Upon receipt by the Company, the Company shall promptly distribute all such payment amounts as directed by Elite and the Physicians’ Representatives (for pro rata distribution to the Sellers in accordance with the percentages set forth on Schedule 10.4(f)).
10.5    Limitation of Damages.
(a)    Notwithstanding any other provision of this ARTICLE X, no Seller shall have any indemnification obligation under Section 10.1(a) or Section 10.1(b)(i) until all Losses exceed, in the aggregate, $61,716 (the “Threshold Amount”), after which time the entire amount of such Losses in excess of the Threshold Amount shall be indemnifiable as provided by this ARTICLE X; provided, however, that

Losses arising from, or related to, breaches of the Fundamental Representations shall not be subject to the Threshold Amount.
(b)    The liability of Sellers for Losses for which Buyer is entitled to indemnification under Section 10.1(a) or Section 10.1(b)(i) shall not exceed an aggregate amount equal to $1,234,320 (the “Indemnity Cap”), and individually with respect to a Seller, shall not exceed an amount equal to such Seller’s Pro Rata Percentage of the applicable Losses; provided, however, that Losses arising from, or related to, breaches of the (i) Fundamental Representations or (ii) representations that are not Fundamental Representations but where the breach is attributable, or related, to Fraud shall not be subject to the Indemnity Cap or other limitations set forth in this Section 10.5(b).
(c)    The liability of a Seller for Losses for which Buyer is entitled to indemnification under Section 10.1(a) that are attributable to a breach of the (i) Fundamental Representations or (ii) representations that are not Fundamental Representations but where the breach is attributable, or related, to such Seller’s Fraud, shall not exceed an aggregate amount equal to the sum of (x) such Seller’s Pro Rata Percentage of the Purchase Price plus (y) the cost or expense, including reasonable attorneys’ fees, actually incurred by Buyer in enforcing such indemnity provisions against such Seller (“Enforcement Costs”).
(d)    The liability of Sellers for Losses for which Buyer is entitled to indemnification under Section 10.1(b)(i) that are attributable to a breach of the (i) Fundamental Representations or (ii) representations that are not Fundamental Representations but where the breach is attributable, or related, to Fraud, shall not exceed an aggregate amount equal to the sum of (x) the Purchase Price plus (y) Enforcement Costs, and individually with respect to a Seller, shall not exceed an amount equal to such Seller’s Pro Rata Percentage of the applicable Losses and Enforcement Costs.
(e)    The liability of each Seller for Losses for which Buyer is entitled to indemnification under Section 10.1(b)(ii), Section 10.1(b)(iii), or Section 11.14 shall not exceed an amount equal to such Seller’s Pro Rata Percentage of the applicable Losses. The liability of each Seller for Losses for which Buyer is entitled to indemnification under Section 10.4(f) shall not exceed an amount equal to such Seller’s pro rata share (in accordance with the percentages set forth on Schedule 10.4(f)) of the applicable Losses.
(f)    In calculating amounts payable to any Party under this ARTICLE X the amount of any indemnified Losses shall be determined (i) without duplication of any other Losses for which an indemnification claim has been made under any other representation, warranty, covenant, or agreement, (ii) net of any amounts actually recovered by such Party (or any of such Party’s Affiliates) under insurance policies or under any third-party contracts (“Collateral Sources”) with respect to such Losses (net of any increases in premiums resulting therefrom), and (iii) net of any Tax benefit arising from the incurrence or payment of such Loss.
(g)    If any Indemnifying Party makes an indemnification payment with respect to any Loss in accordance with this this ARTICLE X, then such Indemnifying Party shall be subrogated, to the extent of such payment, to all related rights and remedies of the indemnified Party against or with respect to any third parties (including any Person threatening or filing any cause of action) or under any Collateral Source against or with respect to such Loss, except to the extent such subrogation is not permitted under the terms of such Collateral Source or under applicable law. Promptly following such Indemnifying Party’s request, the applicable indemnified Party shall use such Party’s commercially reasonable efforts to take all reasonably necessary, proper, or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing; provided, however, that in no event shall an indemnified Party be required to incur material costs or expenses in order to do so.

(h)    Each Party seeking indemnification pursuant to this shall take, and Buyer shall (as applicable) cause the Company to take, commercially reasonable steps to mitigate Losses after becoming aware of a Loss that is indemnifiable pursuant to this ARTICLE X.
(i)    Notwithstanding any other provision of this Agreement, the term “Losses” shall not include, and no Indemnifying Party shall incur, any liability or obligation to any other Party pursuant to this ARTICLE X for any punitive, special, exemplary, or consequential damages (except to the extent awarded to a third party pursuant to a Third Party Claim).
(j)    The Sellers shall have no obligation to indemnify Buyer pursuant to this ARTICLE X for breaches of representations and warranties (including Fundamental Representations) to the extent the subject matter of which was resolved pursuant to Section 1.3.
(k)    In calculating amounts payable to any Party under this ARTICLE X, the amount of any indemnified Losses resulting from an inaccuracy in, or breach of, any representation or warranty set forth in this Agreement shall be determined without regard to any materiality, material adverse effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.
10.6    Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing Date and any investigation made by, or on behalf of, any Party for a period of 12 months from the Closing, except that (i) the representations and warranties set forth in Sections 3.1 (Authority), 3.2 (Binding Effect), 3.3 (Title to Membership Interests), 3.4 (No Violations), 3.6 (No Brokers), 3.7 (Ownership of Elite), 4.2 (Organization and Ownership of the Company), 5.1 (Organization, Corporate Power and Qualification), 5.2 (Corporate Authority), 5.3 (Binding Effect), 5.4 No Violations), 5.5 (No Brokers), 5.6 (Investment Representations), and 5.8 (Independent Evaluation) (collectively, the “Fundamental Representations”) shall survive until the date that is 60 days following the expiration of the longest applicable statute of limitations.
10.7    Offset Against Future Distributions. Buyer and the Sellers hereby acknowledge and agree that, to the extent any Party fails to satisfy such Party’s indemnification obligations under this Agreement, the Company shall (following five Business Days’ written notice and opportunity to cure) offset such Party’s cash distributions from the Company, as contemplated under the terms of the Amended and Restated Company Agreement, and pay the amount so offset to the Party entitled to indemnification pursuant to this ARTICLE X.
10.8    Recoupment from the Holdback Amount and the Escrow Fund; Exclusive Remedy.
(a)    Any indemnification to which Buyer is entitled under this Agreement shall be satisfied first by recouping all such Loss first from the then-remaining balance of the Holdback Amount and second from the then remaining balance of the Escrow Fund, each in accordance with the terms of this Agreement and the Escrow Agreement (as applicable).
(b)    Other than in the case of Fraud, recovery pursuant to this ARTICLE X shall constitute the Parties’ sole and exclusive remedy and recourse for Losses relating to, or arising out of, (directly or indirectly) this Agreement or the transactions contemplated by this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, and each Party hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims, and causes of action such Party may have against another Party relating (directly or indirectly) to the subject matter of this Agreement arising under, or based upon, any applicable law; provided, however, that the foregoing shall not be deemed to deny any Party equitable remedies (including injunctive relief or specific performance) when any such remedy is otherwise available under this Agreement.
ARTICLE XI
MISCELLANEOUS
11.1    Expenses. Except as otherwise provided for in this Agreement, all fees and expenses incurred by the Sellers, including legal fees and expenses, in connection with this Agreement and the transactions contemplated hereby, shall be borne by the Sellers, and all fees and expenses incurred by Buyer, including legal fees and expenses, in connection with this Agreement and the transactions contemplated hereby, shall be borne by Buyer. Notwithstanding the foregoing, all fees, expenses, and reimbursements due to the Escrow Agent under the Escrow Agreement shall be borne equally by Buyer, on the one hand, and the Sellers, on the other hand.
11.2    Waiver. No delay or omission on the part of any Party in exercising any right under this Agreement shall operate as a waiver of such right or any other right under this Agreement.
11.3    Assignment. No Party shall assign this Agreement without first obtaining the written consent of the other Parties, except Buyer shall have the right to collaterally assign the rights of Buyer under this Agreement respecting remedies in the event of breaches of representations, warranties, and covenants and rights of indemnification made by the Sellers under this Agreement to any lender to Buyer, for such lender’s benefit and for the benefit of other financial institutions for which such lender acts as agent.
11.4    Binding on Successors and Assigns. Subject to Section 11.3, this Agreement shall inure to the benefit of and bind the respective heirs, administrators, successors, and permitted assigns of the Parties.
11.5    Notices.
(a)    Any notices or communications to be given under this Agreement by a Party to another Party shall be deemed to have been duly given if given in writing and (1) personally delivered, (2) sent by nationally recognized overnight courier, or (3) sent by electronic mail (with confirmation through one of the methods pursuant to clause (1) or clause (2) above or by return electronic mail), in each case, at the address for such other Party set forth below:
(i)    If to Buyer or Parent:
Nobilis Health Corp
11700 Katy Freeway, Suite 300
Houston, Texas 77079
Email: kefird@nobilishealth.com
Attention: Ken Efird

(ii)    If to the Sellers (or any one of them), addressed to Elite and the Physicians’ Representatives:
Elite Surgical Affiliates
2100 West Loop South, Suite 1200
Houston, Texas 77027

Email: lramirez@elitesurgicalaffiliates.com
Attention: Lori Ramirez

and
Elite Surgical Affiliates
8117 Preston Road, Suite 470
Dallas, Texas 75225
Email: pkinder@elitesurgicalaffiliates.com
Attention: Patrick Kinder

and
Jeffrey Charnov, M.D.
915 Gessner, Suite 970
Houston, Texas 77024
Email: ejcharnov@aol.com

and

Marc Longo, M.D.
7500 San Felipe, #200
Houston, Texas 77063
Email: mlongomd@doctorlongo.com

With copies (which shall not constitute notice) to:

Polsinelli, P.C.
2950 N. Harwood
Suite 2100
Dallas, TX 75201 Email: ahull@polsinelli
Attention: Adam C. Hull

and
Orrick, Herrington & Sutcliffe LLP
609 Main St., 40th Floor
Houston, Texas 77002
Email: dronn@orrick.com
Attention: David Ronn

(b)    Notices delivered personally, by courier, or by electronic mail shall be deemed communicated as of actual receipt (or refusal in the case of the methods described in clause (1) or clause (2) of Section 11.5(a)) by the addressee. Any Party may change such Party’s address for notice under this Agreement by giving prior written notice to the other Parties of such change in the manner provided in this Section 11.5.
11.6    Parties in Interest; Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall be construed to give any Person other than the Parties or the Parties’ respective successors or permitted assigns any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained in this Agreement, it being the intention of the Parties that (except as otherwise expressly provided herein) this Agreement shall be for the sole and exclusive benefit of the Parties or such successors and permitted assigns and not for the benefit of any other Person. Nothing in this Agreement is intended to modify or discharge the obligation or liability of any third party to any Party, and no provision of this Agreement shall give any third party any right of subrogation or action over against any Party.
11.7    Drafting Party. The provisions of this Agreement, and the documents and instruments referred to in this Agreement, have been examined, negotiated, drafted, and revised by counsel for each Party, and no implication shall be drawn nor made against any Party by virtue of the drafting of this Agreement.
11.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument. In addition, the Parties may execute multiple identical originals of this Agreement, each of which shall constitute an original for all purposes. In addition, the Parties may execute a counterpart of this Agreement and transmit their signature via facsimile or other electronic means, and such signature received via facsimile or other electronic means shall have the same force and effect as an original.
11.9    Entire Agreement. With respect to the subject matter of this Agreement, this Agreement, together with all exhibits and schedules to this Agreement and all agreements contemplated by this Agreement, supersedes all previous contracts and constitutes the entire agreement between the Parties, including that certain Non-Disclosure Agreement, dated as of December 15, 2016, by and between Parent and the Company. No oral statements or prior written material unless specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated in this Agreement by amendment as provided in this Agreement, such amendment(s) to become effective on the date stipulated in such amendment(s). The Parties specifically acknowledge that in entering into and executing this Agreement, the Parties relied solely upon the representations and agreements contained in this Agreement and has not relied on any other representations or warranties regarding the subject matter of this Agreement, express or implied.
11.10    Further Assurances. The Sellers and the Company shall execute and deliver such other documents and instruments, and take such other actions, as Buyer may reasonably request in order more fully to vest in Buyer and to perfect Buyer’s title and interest in and to the Transferred Interests; provided, however, that no such document, instrument, or action shall expand the obligations of the Sellers or the Company.
11.11    Amendment. This Agreement may not be amended other than by a written instrument executed by all the Parties.
11.12    Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Texas, without regard to the state of Texas’s conflict of laws rules.
11.13    Jurisdiction; Venue. Except as otherwise expressly provided in this Agreement, any dispute arising with respect to the validity, construction, enforcement, or interpretation of this Agreement, and all issues relating in any matter to this Agreement, shall be exclusively brought in the United States District Court for the Southern District of Texas located in Houston, Texas, or if federal jurisdiction does not pertain, in the state courts of the State of Texas, in Harris County. Each Party submits and consents to the exclusive jurisdiction of such courts for the purpose of any such dispute and irrevocably waives (i) any objection which any of them may now or hereafter have to the laying of venue in such courts and (ii) any claim that any such case or controversy brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES, AND UNDERSTANDS THAT EACH OTHER PARTY IS RELYING THEREON, ANY PRESENT OR FUTURE RIGHT TO A TRIAL BY JURY IN ANY CASE OR CONTROVERSY IN WHICH ANY PARTY TO THIS AGREEMENT IS OR BECOMES SUBJECT, WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT TO, THIS AGREEMENT OR THE PERFORMANCE HEREOF.
11.14    Tax Matters.
(a)    For any taxable period of the Company that includes (but does not end on) the Closing Date (a “Straddle Period”), Buyer shall timely prepare and file with the appropriate U.S. or non U.S. federal, national, state, provincial, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority (each, a “Tax Authority”) all Tax Returns required to be filed by the Company, and such Tax Returns shall be prepared reasonably consistently with past practices of the Company, unless otherwise required by applicable Tax law. For any taxable period of the Company that ends on or before the Closing Date (a “Pre-Closing Tax Period”), Elite shall timely prepare reasonably consistent with past practices of the Company, unless otherwise required by applicable Tax law, and provide to the Company (after review and consent of the Physician’s Representative) for filing with the appropriate Tax Authority all Tax Returns required to be filed on or after the Closing Date.
(b)    The Sellers shall be solely responsible, jointly and severally, for all of the following Taxes (“Pre-Closing Tax Liabilities”): the excess of (i) the sum of (a) all Taxes imposed upon the Company with respect to Pre-Closing Tax Periods and (b) with respect to Straddle Periods, all Taxes imposed upon the Company which are allocable, pursuant to Section 11.14(c), to the portion of such Straddle Period ending on the Closing Date, over (ii) the aggregate amount of Taxes described in clauses (a) and (b) of this sentence that are reflected in the Final Closing Date Working Capital. The Sellers shall pay to Buyer on or before the date which is three Business Days before the due date of each applicable Tax Return (after giving effect to any valid extensions), the amount of the Pre-Closing Tax Liabilities for which the Sellers are responsible as determined herein, which funds Buyer shall timely remit to the appropriate Tax Authority.
(i)    The Company shall be solely responsible for all Taxes of, or payable by, the Company that do not constitute Pre-Closing Tax Liabilities, including, in the case of Taxes with respect to a Straddle Period, all Taxes which are allocable, pursuant to Section 11.14(c), to the portion of such taxable year or period commencing after the Closing Date.
(ii)    At least 30 days prior to the date on which each such Tax Return described in Section 11.14(a) is to be filed, including extensions obtained (or, in the case of a non-income or non-franchise Tax Return, a reasonable number of days before the filing due date), (i) Elite shall submit a copy of each Tax Return described in the second sentence of this Section 11.14(a) to Buyer and the Physicians’ Representatives for Buyer’s and the Physicians’ Representatives review and consent, which consent may not be unreasonably withheld, conditioned or delayed and (ii) Buyer shall submit a copy of each Tax Return described in the first sentence of Section 11.14(a) to Elite and the Physicians’ Representatives for Elite and the Physicians’ Representatives’ review and consent, which consent may not be unreasonably withheld, conditioned or delayed. Each Party responsible for filing Tax Returns under Section 11.14(a) shall properly file such Tax Return with the applicable Taxing Authority, and promptly provide a copy of the final Tax Return to the other Parties.

(c)    If the Company is permitted but not required under applicable law to treat the Closing Date as the last day of a taxable period, Buyer and the Sellers shall so treat the Closing Date. Where such treatment is not permitted, then in the case of Taxes that are payable with respect to a Straddle Period of the Company, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall:
(i)    In the case of Taxes that are either (A) based upon or related to income, receipts, employment, or withholding or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the taxable year ended on the Closing Date based on an interim closing of the books as of the end of the Closing Date (except that (x) solely for purposes of determining the marginal Tax rate applicable to income or receipts during such period in a jurisdiction in which such Tax rate depends upon the amount or level of income or receipts, annualized income, or receipts may be taken into account if appropriate for an equitable sharing of such Taxes and (y) exemptions, allowances, and deductions that are otherwise calculated on an annual basis shall be apportioned on a daily basis); and
(ii)    In the case of Taxes not described in Section 11.14(c)(i) that are imposed on a periodic basis and measured by the amount, value or level of any item, be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
(d)    The Sellers, the Physicians’ Representatives, the Company, and Buyer shall fully cooperate to the extent reasonably requested, and shall cause the Parties’ respective Affiliates, officers, employees, agents, auditors, and other representatives to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records reasonably necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and the Sellers recognize that the Sellers, Buyer, and their respective Affiliates shall need access, from time to time, after the Closing Date, to certain accounting and Tax records and information with respect to the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, the Sellers and Buyer shall, and Buyer shall cause the Company to, (i) use their best efforts to retain and maintain such records for a period of seven years from the Closing Date and to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Sellers or the Company, as the case may be, shall allow the other Party to take possession of such books and records, and (ii) to allow the Sellers, Buyer, and their respective agents and other representatives (and agents or other representatives of any of their respective Affiliates), at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as the requesting Party may deem reasonably necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party’s expense. Unless otherwise required by applicable law, neither of Buyer nor the Company (nor any transferee) shall file or amend or cause the filing or amendment of, a Tax Return of the Company, change an annual accounting period, adopt or change any accounting method, or file or amend any Tax election concerning the Company, with respect to any Pre-Closing Tax Period or Straddle Period, or otherwise take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing Tax refunds or similar Tax benefits of the Company or a Seller in respect of any Pre-Closing Tax Period or Straddle Period, without the prior written consent of the Seller Representative, which consent may not be unreasonably withheld, conditioned or delayed.

(e)    Except to the extent reflected in the Final Closing Date Working Capital, the amount or economic benefit of any refunds, credits, or offsets of Taxes of the Company for any Pre-Closing Tax Period or that portion of any Straddle Period ending on the Closing Date shall be for the account of the Sellers. Buyer shall permit Elite and the Physicians’ Representatives to control the prosecution of any such claim relating solely to one or more Pre-Closing Tax Periods and shall cause the Company to cooperate as reasonably necessary for the Sellers to prosecute such refund claim. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any taxable period beginning after the Closing Date or that portion of any Straddle Period beginning after the Closing Date shall be for the account of the Company’s post-Closing members. Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled pursuant to this Section 11.14(e) to receive the amount or economic benefit of a refund, credit or offset to Tax, the amount of such refund, or the economic benefit of such credit or offset to Tax, within 15 days after such refund is received or after such credit or offset is allowed or applied against other Tax liability, as the case may be. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 11.14(f).
(f)    If any Tax Authority asserts a claim, makes an assessment, or otherwise disputes or affects the Tax reporting position of the Company for any Tax Return for a taxable period ending on or before the Closing Date or that portion of any Straddle Period ending on the Closing Date, Buyer shall, within 20 days following receipt by Buyer or the Company of notice thereof, provide written notice thereof to the Elite and the Physicians’ Representatives. Elite and the Physicians’ Representatives shall have the right to represent and control the interests of the Company in any Tax audit or administrative or court action, suit, claim, investigation, review or other judicial or administrative proceeding, at law or in equity, before or by any governmental entity or arbitration panel (a “Tax Contest”) relating to taxable periods of the Company that begin before the Closing Date and end on or before the Closing Date and to employ counsel of Elite and the Physicians’ Representatives’ choice; provided, however, that Buyer shall have the right, at Buyer’s own expense, to participate in and consult with Elite and the Physicians’ Representatives regarding any such Tax Contest. Buyer shall have the right to represent and control the interests of the Company in any Tax Contest relating to a Straddle Period and to employ counsel of Buyer’s choice; provided, however, that (i) Elite and the Physicians’ Representatives shall have the right, at Elite and the Physicians’ Representatives’ own expense, to participate in and consult with Buyer regarding any such Tax Contest and (ii) any settlement or other disposition of any such Tax Contest may only be with the prior written consent of the Elite and the Physicians’ Representatives, which consent shall not be unreasonably withheld, conditioned or delayed.
(g)    Elite (with the consent of the Physicians’ Representatives) shall be responsible for preparing and filing any amended Tax Returns for taxable years ending on or prior to the Closing Date, that are required as a result of examination adjustments made by Tax Authorities for such taxable years as finally determined. For those jurisdictions in which separate Tax Returns are filed by the Company, any required copies of any such amended Tax Return shall be furnished to Buyer for review, comment and filing at least 30 days prior to filing such Tax Returns.
(h)    Unless otherwise required by applicable law, the Parties agree that the transaction shall be treated as a sale of partnership interests under the Code. Buyer shall provide Elite and the Physicians’ Representatives with an allocation of the Purchase Price, as adjusted pursuant to this Agreement, plus any other items that are required for federal income Tax purposes to be treated as consideration for the purchase of the Company’s assets among the undivided 50.1% of the assets of the Company for purposes of Section 751 of the Code based upon the relative fair market values thereof in accordance with the methodology set forth on Exhibit C and the statement required to be filed under Section 1.751-1(a)(3) U.S. Treasury Regulations and for purposes of Section 755 of the Code (the “Allocation”). Within 30 days following the

Working Capital Determination Date, Buyer shall prepare and deliver to Elite and the Physicians’ Representatives for Elite and the Physicians’ Representatives’ prompt review and comment, the draft Allocation and all supporting schedules for such Allocation. The Physicians’ Representatives shall have 30 days after the receipt of the draft Allocation to propose in good faith any changes to Buyer’s draft. If Elite and the Physicians’ Representatives do not object to the draft Allocation, such draft Allocation shall become final. Buyer, Elite and the Physicians’ Representatives shall reasonably cooperate to promptly resolve any disputes with respect to the draft Allocation and, upon Buyer, Elite and the Physicians’ Representatives finalizing the draft Allocation in accordance with the foregoing, the draft Allocation shall constitute the “Final Allocation Schedule.” Buyer, Elite and the Physicians’ Representatives shall update the Final Allocation Schedule to reflect any adjustment to the consideration paid for the Transferred Interests pursuant to this Agreement. The Sellers and Buyer shall each report the federal, state, local, and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Final Allocation Schedule, and neither Buyer nor any Seller shall take, nor shall they permit any of their Affiliates to take, any position inconsistent with the Final Allocation Schedule on any Tax Return. Buyer, on the one hand, and the Sellers, on the other hand, each agree to promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Final Allocation Schedule.
(i)    The Parties agree that, for federal income Tax purposes, the transactions contemplated by this Agreement shall result in the termination of the Company as of the beginning of the Closing Date under Section 708(b)(1)(B) of the Code and cause the Company to file a short period federal income Tax Return through the Closing Date. The Parties agree to prepare and file all Tax Returns in a manner consistent with this Section 11.14(i). The Parties shall, to the extent permitted by applicable law, and subject to Sections 483 and 1274 of the Code, (i) to report for federal and applicable state Tax purposes the right to the Holdback Amount and the Escrow Amount (exclusive of any interest accruing thereon) payable by Buyer to the Sellers as additional consideration for the Transferred Interest and (ii) the Sellers’ rights to the Holdback Amount and the Escrow Amount (plus any interest or earnings thereon) shall be treated as installment obligations for purposes of Section 453 of the Code. The Parties shall report consistently with the foregoing on all applicable Tax Returns.
11.15    Interpretation; Certain Definitions.
(a)    In the interpretation of this Agreement, except where the context otherwise requires, (i) “including” or “include” does not denote or imply any limitation, (ii) “or” has the inclusive meaning “and/or,” (iii) “$” refers to U.S. dollars, (iv) the singular includes the plural, and vice versa, and each gender includes each other gender, (v) captions or headings are only for reference and are not to be considered in interpreting this Agreement, (vi) “Section” refers to a section of this Agreement, unless otherwise stated in this Agreement, (vii) “Exhibit” refers to an exhibit to this Agreement (which is incorporated by reference), unless otherwise stated in this Agreement, (viii) “Schedule” refers to a schedule to this Agreement (which is incorporated by reference), unless otherwise stated in this Agreement, (ix) all references to times are times in Houston, Texas, (x) “day” refers to a calendar day unless expressly identified as a Business Day, and (xi) “Business Day” refers to a day on which the Federal Reserve Bank located in Houston, Texas is open for business.
(b)    For the purposes of this Agreement:
(i)    “Affiliate” means, as to the entity in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question, and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract, or otherwise.
(ii)    “Fraud” means a material false representation, with the intent to defraud another Person, upon which such Person reasonably relied, and as a result of such reliance suffered damage.
(iii)    “Permitted Liens” means: (A) current Taxes, assessments, other governmental levies, fees, or charges not due and payable or which are being contested by appropriate proceedings and for which adequate reserves have been established on the Financial Statements on a basis consistent with the prior practice of the Company, (B) mechanics liens and similar liens for labor, materials, or supplies provided with respect to real property incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings, (C) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any governmental entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Company’s business thereon, or any violation of which would not materially impact the Company’s business, (D) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to any real property which do not or would not materially impair the use or occupancy of such real property in the operation of the Company’s business conducted thereon, (E) liens on any real or personal property leased by any Company incurred by the owner of such real or personal property, and (F) liens, pledges, security interests, rights of first refusal, options, restrictions, encumbrances, and liabilities of any kind whatsoever imposed by the Company Agreement or applicable federal or state securities laws.
(iv)    “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, estate, trust, company (including limited liability company and joint stock company), association, organization, firm, enterprise, or other entity.
11.16    Parent Guaranty.
(a)    Parent, intending to be legally bound, and for good and valuable consideration and benefit, the receipt and sufficiency of which are acknowledged by Parent, absolutely, irrevocably, and unconditionally guarantees to the Sellers the due and punctual discharge of all of Buyer’s payment obligations to the Sellers pursuant to this Agreement, in each case if, as, and when due and subject to the adjustments and limitations, if any, set forth in this Agreement (collectively, the “Payment Obligations”). The guaranty by Parent of the Payment Obligations pursuant to this Section 11.16 may be enforced for money damages only. In no event shall Parent’s aggregate liability under this Section 11.16 exceed the aggregate amount of the Payment Obligations. Parent waives all rights and provisions under applicable law that may require the Sellers to take only one action to collect the Payment Obligations or that may otherwise limit the remedies available to the Sellers to collect the Payment Obligations. Parent’s liability under this Section 11.16 is absolute, unconditional, irrevocable, and continuing irrespective of any modification, amendment, or waiver of or any consent to departure from this Agreement or any agreement or instrument related to this Agreement that may be agreed to by Buyer. Without limiting the foregoing, the Sellers shall not be obligated to file any claim relating to the Payment Obligations in the event that Buyer becomes subject to a bankruptcy, reorganization, or similar proceeding, and the failure of any Seller to so file shall not affect Parent’s obligations under this Section 11.16.
(b)    Parent represents and warrants to the Sellers, as of the Closing Date, that (i) Parent has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereby, (ii) all corporate action on the part of Parent necessary for the authorization, execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been taken prior to the Closing, (iii) this Agreement constitutes the legal, valid, and binding obligation of Parent, enforceable in accordance with the terms of this Agreement, subject to the General Enforceability Exceptions, and (iv) Parent’s execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby shall not (A) violate any provision of, result in the breach of, or constitute a default under, any law or any order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal, (B) constitute a violation of or a default under any material contract, commitment, indenture, lease, instrument, or other agreement or any other restriction of any kind to which Parent is a party or bound, or (C) result in the creation of any encumbrance, lien, or obligation under any security agreement, indenture, mortgage, lien, or other agreement to which Parent is a party or by which Parent’s assets are bound.
11.17    Physicians’ Representatives.
(a)    Each Seller (other than Elite) (the “Physician Sellers”) irrevocably constitutes and appoints Jeffrey Charnov, M.D. and Marc Longo, M.D., acting jointly, as the true and lawful agents and attorneys-in-fact of such Seller (the “Physicians’ Representatives”) with full powers of substitution to act in the name, place, and stead of such Physician Seller with respect to (i) the performance on behalf of such Physician Seller under terms and provisions of this Agreement, as this Agreement may be from time-to-time amended, (ii) taking or refraining from taking all further acts and things in connection with the transactions contemplated hereby, and (iii) the execution and delivery of all instruments and documents of every kind as the Physicians’ Representatives shall deem necessary or appropriate in connection with the transactions contemplated hereby (and with the same effect as if such Seller had executed and delivered such instruments and documents personally), including the power to:
(i)    As the Physicians’ Representatives, enforce and protect the rights and interests of the Physician Sellers (including the rights of the Physicians’ Representatives, in their capacities as a Seller) and to enforce and protect the rights and interests of the Physicians’ Representatives arising out of or under, or in any manner relating to, this Agreement, and each other agreement, document, instrument, or certificate referred to in this Agreement or in such other agreement, document, instrument, or certificate, or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under ARTICLE X or otherwise under this Agreement), and to take any and all actions (and incur any costs and expenses in connection therewith) that the Physicians’ Representatives believes are necessary or appropriate under this Agreement for and on behalf of the Physician Sellers, including asserting or pursuing any claim, action, proceeding, or investigation against Buyer or the Company, defending any Third Party Claims or Claims by Buyer, consenting to, compromising, or settling any such Claims, conducting negotiations with Buyer, the Company, and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding, or investigation, (B) investigate, defend, contest, or litigate any claim, action, proceeding, or investigation initiated by Buyer, the Company, or any other Person, or by any federal, state, or local governmental entity against the Physicians’ Representatives or any of the Physician Sellers, and receive process on behalf of any or all the Physician Sellers in any such claim, action, proceeding, or investigation and compromise or settle on such terms as the Physicians’ Representatives shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding, or investigation, (C) file any proofs of debt, claims, and petitions as the Physicians’ Representatives may deem advisable or necessary, (D) direct investments of, negotiate, settle, compromise and otherwise handle on behalf of the Physician Sellers all disputes with Buyer under this Agreement, and (E) file and prosecute appeals from any decision, judgment, or award rendered in any such action, proceeding, or investigation, it being understood that the Physicians’

Representatives shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;
(ii)    Execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby as the Physicians’ Representatives, in their sole discretion, may deem necessary or desirable;
(iii)    Receive all demands, notices, communications, and deliveries to the Physician Sellers under this Agreement on behalf of the Physician Sellers;
(iv)    Refrain from enforcing any right of any Physician Seller or the Physicians’ Representatives arising out of or under or in any manner relating to this Agreement or any other agreement, instrument, or document in connection with this Agreement or the transactions contemplated hereby; provided, however, that no such failure to act on the part of the Physicians’ Representatives, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Physicians’ Representatives or by such Seller unless such waiver is in writing signed by the waiving Party or by the Physicians’ Representatives;
(v)    Make, execute, acknowledge, and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters, and other writings, and, in general, to do any and all things and to take any and all action that the Physicians’ Representatives, in their sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements, documents, or instruments referred to in this Agreement or executed in connection with this Agreement;
(vi)    Collect and receive all moneys and other proceeds and property payable to the Physicians’ Representatives or the Physician Sellers from Buyer, subject to any applicable withholding retention laws, and net of the reserve set forth in clause (vii) below, the Physicians’ Representatives shall disburse and pay the same to each Physician Seller to the extent of such Physician Seller’s relative Pro Rata Percentage among all Physician Sellers (the “Physician Pro Rata Percentage”);
(vii)    Establish a reserve in an amount not to exceed $123,431.96 from the Purchase Price to fund any out-of-pocket expenses incurred by the Physicians’ Representatives or on behalf of the Physician Sellers that are reasonably necessary in the opinion of the Physicians’ Representatives to carry out its authorized duties under this Agreement; provided, that such funds shall also be available to the Physicians’ Representatives to satisfy indemnification or other payment obligations of the Physician Sellers pursuant to this Agreement;
(viii)    Retain and pay legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to this Agreement and the transactions contemplated hereby; and
(ix)    Make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing.
(b)    All of the indemnities, immunities, and powers granted by the Physician Sellers to the Physicians’ Representatives under this Agreement shall survive the Closing Date.

(c)    All decisions, actions, consents, and instructions of the Physicians’ Representatives authorized to be made, taken or given pursuant to this Agreement shall be final and binding upon all Physician Sellers, and no Physician Seller shall have any right to object, dissent, protest, or otherwise contest the same, except for fraud of the Physicians’ Representatives in connection therewith. Neither the Physicians’ Representatives nor any agent employed by the Physicians’ Representatives shall incur any liability to any Physician Seller relating to the performance of its duties as authorized under this Agreement except for actions or omissions constituting fraud of the Physicians’ Representatives in connection therewith. The Physicians’ Representatives shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts actually received by the Physicians’ Representatives on behalf of the Physician Sellers. The Physicians’ Representatives shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. The Physician Sellers shall be bound by all actions taken and documents executed by the Physicians’ Representatives in connection with this Agreement, and Buyer shall have the right to rely upon all actions taken or omitted to be taken by and decisions of the Physicians’ Representatives pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Physician Sellers. Notices or communications to or from the Physicians’ Representatives shall constitute notice to or from each Physician Seller.
(d)    In dealing with this Agreement and any instruments, agreements or documents relating to this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Physicians’ Representatives under this Agreement or under such other instruments, agreements or documents, the Physician Sellers agree that: (i) the Physicians’ Representatives shall not assume any, and shall incur no, liability whatsoever to any of the Physician Sellers because of any error in judgment or other act or omission performed or omitted under this Agreement or in connection with this Agreement including by reason of the negligence of the Physicians’ Representatives, (ii) the Physicians’ Representatives shall be entitled to rely on the advice of counsel, certified public accountants or other experts experienced in the matter at issue, and any error in judgment or other act or omission of the Physicians’ Representatives pursuant to such advice shall not subject the Physicians’ Representatives to any liability to the Physician Sellers, (iii) in taking any action whatsoever under this Agreement, the Physicians’ Representatives shall be protected in relying upon any notice, paper or other document reasonably believed by the Physicians’ Representatives to be genuine, or upon any evidence reasonably deemed by the Physicians’ Representatives to be sufficient, and (iv) the Physician Sellers agree, individually (and not jointly and severally), (A) to indemnify the Physicians’ Representatives for, and to hold the Physicians’ Representatives harmless against, any Loss incurred, arising out of or in connection with the Physicians’ Representatives carrying out their duties under this Section 11.17, including costs and expenses of successfully defending the Physicians’ Representatives against any claim of liability with respect thereto, (B) to promptly advance any funds requested by the Physicians’ Representatives to cover the reasonable costs and expenses relating to the defense of any such claim, penalty, liability or other matter covered by the foregoing indemnity, and (C) that the Physicians’ Representatives shall have the right to control the defense in any such proceeding. The foregoing indemnification shall not apply in the event of any action or proceeding that finally adjudicates the liability of the Physicians’ Representatives under this Agreement for willful misconduct. If such indemnification provided for in this Section 11.17(d) is not permitted by applicable law with respect to any Physician Seller, then such Physician Seller, in lieu of indemnifying the Physicians’ Representatives, shall contribute to the amount paid or payable by the Physicians’ Representatives as a result of any such Losses incurred by the Physicians’ Representatives in proportion to such Physician Seller’s Physician Pro Rata Percentage. The indemnity obligations of this Section 11.17(d) shall survive the resignation, replacement, or removal of the Physicians’ Representatives.

(e)    In the event that a Physicians’ Representative becomes unable or unwilling to perform the responsibilities of Physician’s Representative due to death, resignation or incapacity, a successor shall be appointed by the Physician Sellers holding a majority of the Physician Pro Rata Percentages within the 30-day period immediately following the date of such death, resignation or incapacity, and such successor shall either be (i) a Physician Seller or (ii) any other Person reasonably acceptable to the Physician Sellers who shall agree in writing to accept such appointment in accordance with the terms of this Agreement. The resignation of any Physicians’ Representative shall not be effective until a successor Physicians’ Representative has been appointed and has accepted such appointment in accordance with the provisions of this Section 11.17(e). The selection of a successor Physicians’ Representative appointed in any manner permitted in this Section 11.17(e) shall be final and binding upon all of the Physician Sellers and written notice of such selection and appointment shall be promptly provided to Buyer, and such substituted representative shall (x) be deemed to be a Physicians’ Representative for all purposes of this Agreement and (y) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, a Physicians’ Representative.
(f)    The appointment of the Physicians’ Representatives pursuant to this Section 11.17(f) shall be deemed coupled with an interest and shall be irrevocable and shall survive the death, incompetency, incapacity, bankruptcy, or liquidation of any Physician Seller and the Closing, unless all of the Physician Sellers otherwise agree to remove any Physicians’ Representative, in which case all the Physician Sellers shall immediately appoint a replacement Physicians’ Representative who shall, as a condition precedent to the removal of any existing Physicians’ Representative, agree in writing to be bound by, and comply with, all provisions in this Agreement relating to the Physicians’ Representatives.
(g)    The Physicians’ Representatives shall not be entitled to any fee, commission or other compensation for the performance of its services under this Agreement, unless approved in writing by all of the Physician Sellers and payable solely by the Physician Sellers or the Physician Sellers’ respective Affiliates; provided, however, that the Physicians’ Representatives shall be entitled to the payment of all expenses incurred as the Physicians’ Representatives, which amounts the Physician Sellers agree to promptly pay to the Physicians’ Representatives in proportion to their respective Physician Pro Rata Percentages upon request of the Physicians’ Representatives (which amounts may be in excess of the reserve account established above). The reserve account established pursuant to Section 11.17(a)(vii) may be disbursed to the Physician Sellers, in accordance with their Physician Pro Rata Percentages at the instruction of the Physicians’ Representatives at such times and in such amounts as the Physicians’ Representatives may determine in their sole discretion.
11.18    Announcements. Buyer shall not (orally or in writing) publicly disclose or issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter of this Agreement, without the prior written approval of Elite and the Physicians’ Representatives, except to the extent that Buyer (based upon the reasonable advice of counsel) is required to make any public disclosure or filing with respect to the subject matter of this Agreement (i) by applicable law or (ii) in connection with enforcing Buyer’s rights under this Agreement.
Balance of Page Intentionally Left Blank – Signature Pages Follow

This Agreement has been entered into as of the Signing Date.

BUYER:

NORTHSTAR HEALTHCARE SURGERY CENTER – HOUSTON, LLC, a Texas limited liability company

	By:	/s/ Kennth D. Efird
	Name:	Kenneth D. Efird
	Title:	President

PARENT:
(Solely for purposes of Section 11.16)

NOBILIS HEALTH CORP., a British Columbia corporation

	By:	/s/ Kennth D. Efird
	Name:	Kenneth D. Efird
	Title:	President

PHYSICIANS’ REPRESENTATIVES:

	By:	/s/ Jeffrey Charnov, M.D.
Jeffrey Charnov, M.D., solely in his capacity as a Physicians’ Representative

	By:	/s/ Marc Longo, M.D.
Marc Longo, M.D., solely in his capacity as a Physicians’ Representative

SELLERS:

ELITE AMBULATORY SURGERY CENTERS, LLC, a Texas limited liability company doing business as Elite Surgical Affiliates

	By:	/s/ Lori Ramirez
Lori Ramirez, Chief Executive Officer